An offering statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein (the “Securities”) has been filed with the U.S. Securities and Exchange Commission. Information contained in this preliminary offering circular (the “Preliminary Offering Circular”) is subject to completion or amendment. The Securities may not be sold nor may offers to buy be accepted before the Offering Statement is qualified. This Preliminary Offering Circular will not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of the Securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The issuer of the Securities may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days after the completion of its sale to you that contains the uniform resource locator where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular (Subject to Completion)	October 8, 2024

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1.

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the date as of which the Offering Statement has been qualified by the Commission

Lion Power Systems (NV), Inc.

3321 East Princess Anne Road, Suite 1B

Norfolk, VA 23502

(917) 213-9056

https://lionpower.tech (the contents of which do not constitute part of this Offering Circular)

Up to 2,000,000 Shares of Common Stock, plus up to 399,800 Bonus Shares

Aggregate Offering Amount: $24,698,000

Lion Power Systems (NV), Inc., a Nevada corporation (“we,” “us,” “our,” or the “Company”), is conducting a Regulation A Tier 2 offering (this “Offering”) of shares, par value $0.0001 per share, of our Common Stock (each, a “Share”), subject to the conditions set forth in “Securities Being Offered.” The Company is offering up to 2,000,000 Shares that we are offering for sale to investors, at a fixed cash price of $10 per Share (the “Offering Price”), plus up to 399,800 Shares eligible to be received as bonus shares (“Bonus Shares”) to investors based on their investment level, as described below. Investors receiving Bonus Shares will effectively receive a discount to the Offering Price, and no additional consideration will be received by us for the issuance of the Bonus Shares. The aggregate offering amount set forth above on this cover page reflects an assigned value of $10 for each Bonus Share. If eligible for Bonus Shares, investors will receive the greater amount of Bonus Shares for which they are eligible and are not cumulative, even if investors would qualify for multiple eligibility categories for receipt of Bonus Shares. The Company will absorb all costs of the Bonus Shares’ issuance. See “Plan of Distribution” for further details.

No investor will be entitled to a fractional Share. If the purchase price paid, divided by the Offering Price, results in a number of Shares that is not a whole number, the number of Shares to which the investor is entitled will be rounded down to the nearest whole number.

Investors will be required to pay an investor processing fee of 3.50% of their investment amount (excluding Bonus Shares, and such fee, the “Investor Processing Fee”) to the Company at the time of their subscription to help offset the Company’s costs in connection with the Offering. Therefore, the price per Share plus the Investor Processing Fee which each investor is paying to the Company is effectively $10.35. This Investor Processing Fee is included in the amount to be raised in the Offering. See “Plan of Distribution” for more detail.

This Offering is not conditioned on the sale of any minimum number of Shares. The Company has engaged DealMaker Securities LLC (the “Broker” or “DealMaker”), a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”), as broker-dealer of record, and to perform broker-dealer administrative and compliance related functions in connection with the Offering. Once the Commission has qualified the offering statement (the “Offering Statement”) related to this offering circular (this “Offering Circular”), and this Offering commences, the Broker will receive a cash commission (the “Brokerage Commission”) equal to six and a half percent (6.5%) of the cash amount raised in this Offering. Additionally, the Broker and its affiliates will receive certain other fees, estimated to total $435,000. The maximum compensation to be paid to the Broker and its affiliates is $1,780,500 (approximately 8.60% of the aggregate gross Offering proceeds). See “Plan of Distribution” for more details. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales.

Investors should be advised that even if this Offering is fully subscribed, as of immediately after this Offering, investors in this Offering in the aggregate will hold less than 0.01% of the voting power in the Company. Following the Offering, assuming full subscriptions in the Shares, the Company will be controlled by its directors and executive officers. There will be no singular post-Offering controlling shareholder (in terms of voting power). The directors and executive officers will hold approximately 57.78% of the voting power in the Company post-Offering.

If the Company rejects any subscriptions in the Offering, the associated sale proceeds will be returned to the related investors, without interest. Otherwise, because the Offering is not conditioned on the sale of any minimum number of Shares, proceeds from the sale of Shares will be retained by the Company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public (Offering)		Underwriting Discount and Commissions(1)	Proceeds to Company before Expenses(2)	Proceeds to Other Persons
Price per Share (Offering):	$10.00	(3)(4)	$0.65	$9.35	$0
Investor Processing Fee	$0.35	(5)	$45,500	$654,500
Price Per Share Plus Investor Processing Fee	$10.35
Total Maximum (with Investor Processing Fees):	$20,700,000.00		$1,345,500	$19,354,500	$0
Total Maximum (with Investor Processing Fees and Bonus Shares)	$24,698,000.00	(6)	$1,345,500	$19,354,500	$0

(1)	The Shares are being offered in the Cash Offering on a “best efforts” basis through the Broker, with which the Company is a party to a Broker-Dealer Agreement (“Broker-Dealer Agreement”). For performing broker-dealer pre-offering analysis, pre-offering consulting and advisory, compliance and consulting services in connection with this Offering, the Broker will receive the Brokerage Commission. There are other fees associated with the Broker and its affiliates, which are not included in this table. When the Company signed the Broker-Dealer Agreement, the Broker was to receive one-time payment of $25,000 advance against accountable expenses anticipated to be incurred in the Cash Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker). The proceeds of the Cash Offering may be deposited directly into the Company’s operating account for its immediate use, with no obligation to refund subscriptions. No escrow has been or will be established for this Offering. We may be required to indemnify the Broker and possibly other parties with respect to disclosures made in this Offering Circular. We reserve the right, in connection with this Offering, to enter into posting agreements with equity crowdfunding firms not associated with FINRA member firms, for which we may pay non-contingent fees as compensation. See “Plan of Distribution” for details regarding the compensation payable to third-parties in connection with this Offering.

(2)	The amounts shown in “Proceeds to the Company” section below reflect amounts after deducting Offering expenses. Offering expenses do not include: (a) payments to Novation Solutions Inc. (“Novation Solutions”), DealMaker Reach, LLC (“Reach”), both affiliates of the Broker, including monthly maintenance and marketing advisory fees (b) legal, accounting, printing, and blue sky compliance fees and expenses incurred in this Offering. The Company estimates that it will pay $410,000 in fees for (i) marketing and advisory services from Reach and (ii) technology services from Novation Solutions, which fees are separate from the Brokerage Commission described above. See “Use of Proceeds” and “Plan of Distribution” for more details.

(3)	Does not include any applicable effective per Share discount which would result from the issuance of Bonus Shares. For details of the effective discounts under different scenarios, see “Plan of Distribution” in this Offering Circular.
(4)	We may issue up to 399,800 Bonus Shares for no additional consideration, assuming that 100% of investors achieve the highest level of Bonus Shares issued. For more information on the Bonus Shares, see “Plan of Distribution.” Assuming this Offering is fully subscribed and the maximum number of Bonus Shares are issued, the effective purchase price of Share would be $8.33 per Share.
(5)

At the time of each subscription, the investor will be required to pay the Company a 3.50% Investor Processing Fee to help offset certain transaction expenses for which the Company is required to pay or reimburse affiliates of the Broker. In the table above, the figures for “Price Per Share Plus Investor Processing Fee” and the “Total Maximum (with Transaction Fees)” assume all investors in the aggregate, in an Offering that is fully subscribed (excluding Bonus Shares), pay the Company a total of $700,000 in Investor Processing Fees. The Broker will receive a cash commission on Investor Processing Fees. See “Plan of Distribution” for more details.

(6)	This total maximum reflects an assigned value of $10 per Bonus Share. Since the Company will not receive any additional consideration for its issuance of Bonus Shares, assuming a fully subscribed offering, the Company’s total gross proceeds will be $20,700,000. See “Use of Proceeds” for more details. The Broker has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

NEITHER THE OFFERING AND SALE OF THE SHARES IN THE OFFERING HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES. THE SHARES ARE BEING OFFERED (AND, IN THE OFFERING, SOLD) IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH STATE LAWS. THE SHARES MAY BE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

As of the date of this Offering Circular, no public market exists for the Shares, and no such public market may ever develop. If it does, it may not be sustained. As of the date of this Offering Circular, the Shares are not traded on any exchange or on the over-the-counter market, and we can provide no assurance that they will ever be quoted on a stock exchange or a quotation service. We anticipate that proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.” For more information on the Shares, see “Securities Being Offered.”

These are speculative securities. Investing in them involves significant risks. You should invest in them only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

This Offering Circular follows the offering circular disclosure format of Part II of Form 1-A.

Offering Circular Dated            , 2024

Implications of being an Emerging Growth Company

As an issuer with less than $1.235 billion in total gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). This qualification will be significant if and when we become subject to the ongoing reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements analyzing how these elements compare with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements;

●	will be exempt from certain executive compensation disclosure provisions requiring a pay for performance graph and CEO pay ratio disclosure; and

●	may present only two years of financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations (or MD&A) disclosure.

We intend to take advantage of all these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or until such earlier time, if any, as we no longer meet the definition of an emerging growth company. We would no longer be an emerging growth company if our revenues exceeded $1.235 billion; if we issued more than $1.0 billion in nonconvertible debt in a three-year period; or if the Company qualified as a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act.

We do not intend to register a class of securities under Section 12 of the Exchange Act.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART, AND ITS USE FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE SECURITIES IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY THE COMPANY AT ANY TIME AND WITHOUT NOTICE. THE COMPANY RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SHARES BEING OFFERED FOR SALE HAS BEEN DETERMINED BY THE COMPANY AND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

ADVICE OF FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular constitute forward-looking statements. When used in this Offering Circular, the words “may,” “will,” “should,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “expect,” “continue,” and similar expressions or the negatives thereof are generally intended to identify forward-looking statements.

These forward-looking statements are based on our current assumptions, expectations, and beliefs and are subject to substantial risks, estimates, assumptions, uncertainties, and changes in circumstances that may cause our actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement, including, among others, the profitability of the business. Such statements, including the intended actions and performance objectives of the Company, involve known and unknown risks, uncertainties, and other important factors that could cause the actual results, performance, or achievements of the Company to differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. No representation or warranty is made as to future performance or such forward-looking statements. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those that we anticipate and that are expressed or implied by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular speak only as of the date of this Offering Circular, on the basis of information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof. We assume no obligation, except as required by law, to update any forward-looking statement or information contained in this Offering Circular.

ITEM 2.

ITEM 3.

SUMMARY OF OFFERING

This Summary of Offering highlights information contained elsewhere in this Offering Circular and does not contain all of the information you should consider before investing in the Shares. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the financial statements and the notes to the financial statements. An investment in the Shares presents substantial risks and you could lose all or substantially all of your investment. Furthermore, although the Company is offering the Shares pursuant to the Securities Act registration exemption afforded by Regulation A, the Company cannot guarantee that this Offering will not later be determined to require registration under the Securities Act and state securities laws.

Lion Power Systems (NV), Inc. (the “Company,” “we,” “us” or “our”) was incorporated in Nevada under the name Lion Power Systems, Inc. on April 13, 2023. On December 19, 2023, we changed our name to Lion Power Systems (NV), Inc.

The Company is hereby offering, for sale, on a “best efforts” basis, up to 2,399,800 Shares in the Offering, including (i) up to 2,000,000 Shares and (ii) up to 399,800 Bonus Shares, in each case depending on and determined on the basis of a given investor’s investment level. The Company will not receive any additional consideration for its issuance of Bonus Shares, and will absorb all costs of issuing the Bonus Shares. Investors who are eligible to receive Bonus Shares will effectively be receiving a discount to the Offering price. The aggregate Offering amount is $24,698,000. This amount includes the Investor Processing Fee, and reflects an assumed value of $10 per Bonus Share. Since the Company will not receive any additional consideration for its issuance of Bonus Shares, assuming a fully subscribed offering, the Company’s total gross proceeds will be $20,700,000. The Company may use the collected Investor Processing Fee in order to pay for Offering expenses.

As of the date of this Offering Circular, the Company’s securities have no public market, and no such public market may ever develop. An investment in the Shares involves a high degree of risk. You should purchase Shares only if you can afford to lose your entire investment. (See “Risk Factors,” beginning on page 6 of this Offering Circular.)

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. The Company will offer the Shares for sale in the Offering on a continuous basis, pursuant to Rule 251(d)(3)(i)(F) of Regulation A, until the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. The period during which the Company is offering Shares for sale is referred to in this Offering Circular as the “Offering Period.” During the Offering Period, unless the terms of this Offering are revised, the Company is offering for sale to investors in the Offering, at $10 per Share (plus the Investor Processing Fee) and assuming up 2,399,800 Shares sold, which would result in aggregate Offering Price of $24,698,000. (See “Plan of Distribution”). This aggregate Offering Price also reflects an assigned value of $10 for each Bonus Share. Unless the Offering Period is terminated earlier in accordance with the second sentence of this paragraph, this Offering will end on the date on which the Company has accepted subscriptions for 2,000,000 Shares. During the Offering Period (as it may be extended), investor funds, excluding any interest, will be promptly returned if subscriptions are rejected.

Tier 2 Reporting Requirements

As the Company is conducting the Offering pursuant to Regulation A Tier 2, the Company will be required to file annual, semiannual, and current reports with the Commission on an ongoing basis after the Offering Statement’s qualification.

RISK FACTORS

Investing in the Shares involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase the Shares. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks associated with the Company and its business model.

We are still in a pre-revenue stage of development and have no operating history.

We are currently in a pre-revenue stage of business development and have no operating history upon which investors can rely on to evaluate our performance. Many factors could impact our ability to scale product sales and generate revenue, including, without limitation, the public’s acceptance of our products, critical reviews, competing products on the market, the availability of distribution channels for our products, general economic conditions, and other tangible and intangible factors. Investors should understand that an investment in a start-up business is significantly riskier than an investment in a business with any significant operating history. There can be no assurance that we will ever achieve revenues or profitability. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results. If we fall short of achieving economic success through the sale of its products, our financial performance will be adversely affected, perhaps materially, as would the potential value of the Shares.

We will manufacture and market lithium-based battery systems. If a viable substitute product or chemistry to lithium-based battery systems emerges and gains market acceptance, our business, financial condition and results of operations will be materially and adversely affected. Furthermore, our failure to keep up with rapid technological changes and evolving industry standards within the lithium-based battery market may cause our products to become obsolete and less marketable and adversely affect our financial performance.

We will manufacture and market lithium-based battery systems. Some companies in the battery market may be researching and developing alternative battery technologies, such as fuel cells and supercapacitors, and academic studies are ongoing as to the viability of sulfur and aluminum-based battery technologies. If any viable substitute products emerge and gain market acceptance because they have more enhanced features, more power, more attractive pricing or better reliability, the market demand for our products may decrease, and accordingly our business, financial condition and results of operations would be materially and adversely affected.

Furthermore, the lithium-based battery market is characterized by rapid technological changes and evolving industry standards, which are difficult to predict. This, coupled with the frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or less marketable. For example, research on the electrochemical applications of carbon nanotechnology and other storage technologies is developing at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. If we fail to adopt these new technologies, such technologies may, if successfully developed by our competitors, offer significant performance or price advantages compared with our technologies and our technology leadership and competitive strengths may be adversely affected.

Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. However, our efforts may not lead to more marketable products. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs either as alternatives to lithium-based battery systems or improvements on existing lithium-based battery systems that would render our products obsolete or less marketable. Developments in alternative technologies, such as hydrogen, adversely affect demand for battery-energy storage stations. Regulatory bodies may also adopt rules that substantially favor certain alternatives to battery-based storage system over others. This may impose additional obstacles to the purchase of battery-based systems. Our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

Our financial performance and prospects depend on the needs and success of our customers, as well as the demand for our customers’ products or services.

The demand for our battery products will ultimately depend on our end-market users. Decisions to purchase our products may depend on the performance of the industries of our customers and if demand for output in those industries decreases, then the demand for our products may decrease as well. Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, consumer spending, travel restrictions, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for our products. If we are unable to predict demand accurately, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventories and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.

Further, our customers’ inability to market and sell their products or services successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because such customers may not order new or additional products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

Certain components of our batteries pose safety risks that may cause accidents, which could lead to liability to us, cause delays in manufacturing of our product and/or adversely affect market acceptance of our products.

Our battery systems contain Li-ion cells. On rare occasions, Li-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. We will subject our battery systems to various tests to assess the response of our battery systems to destructive influences. However, there can be no assurance that a field failure of our battery systems will not occur, which could damage the systems in which they are fitted or lead to personal injury or death and may subject us to lawsuits. Such lawsuits may diminish our time and resources and adversely affect our financial performance. Moreover, any failure of a competitor’s battery system, especially those that use a high volume of cells similar to ours, may cause indirect adverse publicity for us. Such adverse publicity would negatively affect our brand and harm our business, prospects, financial condition and operating results.

As with any battery, our lithium-based batteries can short circuit when not handled properly. Due to the high energy and power density of lithium-based batteries, a short circuit can cause rapid heat buildup. Under extreme circumstances, this could cause a fire. This is most likely to occur during the formation or testing phase of our products. While we will incorporate safety procedures and specific safety testing in our battery testing facilities to minimize safety risks, we cannot assure you that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could result in injury to our personnel or damage to our facility. Any such injuries, damages or investigations could lead to liability to us, cause delays in the manufacturing of our product and/or adversely affect market acceptance which could adversely affect our operations and financial condition.

Any harmful or dangerous incidents, including fire or personnel exposure to toxic substances, that may occur during our manufacturing process could result in significant manufacturing delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

Changes to battery energy storage standards may negatively impact the battery-energy storage market and thus the demand for our products and services.

As regulatory initiatives and consumer behaviors have required an increase in the renewable energy, the demand for energy storage systems has been increasing. If renewable energy requirements can be replaced by nuclear power stations, for example, or if grid extension or centralized energy storage systems can be developed, whether as the result of regulations or otherwise, the demand of decentralized energy storage systems could diminish. In addition, the use of renewable energy and decentralized systems is different from the usage of fossil energy and centralized energy systems because the former requires behavior change and education of influencers, consumers and others such as regulatory bodies.

If any of the above cause or contribute to consumers or businesses to no longer purchase decentralized renewable energy and battery energy storage systems or purchase them at a lower rate, it would materially and adversely affect our business, operating results, financial condition and prospects.

We may face significant costs relating to environmental regulations for the storage and shipment of our Li-ion battery packs.

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Our future growth and success are partly correlated with and thus dependent upon the continuing rapid adoption of decentralized renewable energy.

Our future growth and success are partly dependent on the adoption of individual renewable energy by businesses and consumers. The market for individual installed renewable energy is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. Although demand for battery-energy storage systems has grown in recent years, there is no guarantee of continuing future demand. If the market for battery-energy storage systems develops more slowly than expected, or if demand for it decreases, our business, prospects, financial condition and operating results would be harmed. The market for battery-energy storage systems could be affected by numerous factors, such as:

1.	perceptions about features, quality, safety, performance and cost;

2.	perceptions about the limited capacity over the usage of battery systems or renewable energy sources;

3.	competition, including from other types of alternative storage systems;

4.	volatility in the cost of energy;

5.	concerns regarding the stability of the electrical grid;

6.	availability of services;

7.	consumers’ perception about the convenience and cost of battery energy systems;

8.	potential decreases in costs of general energy supply;

9.	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to battery-energy systems or decarbonization generally; and

10.	concerns about the future viability of battery-energy systems manufacturers.

In addition, sales of battery energy storage systems can be cyclical, which may affect growth in acceptance of it. It is uncertain how macroeconomic factors will impact demand for individual energy storage systems, particular as it is investment to the future. Any significant decline in demand from customers could reduce demand for battery-energy storage systems and our products and services in particular.

The electric vehicle (“EV”) and battery energy storage market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs, EV charging stations and battery storage systems. The reduction, modification, or elimination of such benefits, or any delay in payment could cause reduced demand for our products or delay their purchase or production, which would adversely affect our financial results.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs, EV charging stations and battery energy storage systems in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV and battery energy storage market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price to customers. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In addition, there may be delays in the payment of rebates, or in the recognition of tax credits, which could affect the timing of purchases by customers and also result in a delay or reduction in the production cycle. All of these events could result in an adverse effect on our financial results.

We operate within a highly competitive industry, and we cannot guarantee that we will maintain a robust financial position, relative to our competitors, in order to become profitable.

We compete with other businesses in the battery industry. We consider our competitors to be both larger and smaller companies in the field, including Microvast, BSLBATT, K2 Energy, and Lion Energy. For more information regarding companies we consider to be our competition, see the “Competitive Landscape” subsection below. Our competitors are currently in a more advanced stage of business development and are more well-diversified than we are, and have more resources than we do. These competitors could also have unknown products in development. Any failure on our part to maintain a robust financial position against competitors could adversely affect our ability to become profitable. We cannot assure that we will be able to compete effectively against other market players. If we are unable to do so for any reason, including ineffective marketing and brand awareness efforts, our financial performance could be adversely affected, perhaps materially.

We cannot assure that our manufacturing output or the manufacturing output of our suppliers will be sufficient to fulfill orders from our customers.

We expect to start manufacturing batteries at our facility in Norfolk, Virginia (“Manufacturing Facility”) in October of 2024 and prior to such commencement will rely on Highstar’s supply of battery packs to us to fulfill orders from customers. Our commencement of manufacturing operations will impose significant added responsibilities on our senior management and our resources, including financial resources and the need to identify, recruit, maintain and integrate additional employees. The start of our manufacturing operations will also expose us to greater overhead and support costs and other risks associated with the manufacture and commercialization of products. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such manufacturing could harm our business, prospects, results of operations and financial condition. Even if we succeed in starting and maintaining our manufacturing operations, we may not have enough demand for our products to justify the increased capacity. If there is a persistent mismatch in the demand for our products and our manufacturing capacity or the ability of Highstar and other future suppliers’ manufacturing capacity, our business, financial condition and results of operations could be adversely affected.

We expect to use a significant amount of the proceeds of this Offering on purchasing equipment to support our manufacturing operations. However, our ability to maintain our manufacturing output is subject to significant constraints and uncertainties, including:

1.	delays by our suppliers and equipment vendors and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

2.	delays in the government approval process or denial of required approvals by relevant government authorities;

3.	diversion of significant management attention and other resources; and

4.	failure to effectively execute our manufacturing plans.

If our manufacturing output is negatively affected because of any of the risks described above, we may be unable to fulfill customer orders. In addition, if we are unable to fulfill customer orders, our reputation could be affected, and our customers could source battery systems from other companies. Any combination of the foregoing could adversely affect our business, financial condition and results of operations.

Our financial performance depends on the ability of our suppliers to fulfill orders for the constituent parts of our products.

We rely on the availability of our suppliers for our battery components. Currently, we have a Supply Agreement (defined below) with Jiangsu Highstar Battery Manufacturing Co., Ltd. (“Highstar”), pursuant to which, amongst other things, Highstar will provide components, parts and materials to us prior to the commencement of battery manufacturing in our Manufacturing Facility. So long as Highstar is market competitive, we will exclusively purchase its battery cells for the next three (3) years. We cannot guarantee that Highstar or other critical suppliers we engage in the future will be able to adequately fulfill all of our orders and requirements in the future. If they are unable to do so, our financial performance will be adversely affected.

Our failure to cost-effectively manufacture our batteries in quantities which satisfy our customers’ demand and product specifications and their expectations for product quality and reliable delivery could damage our customer relationships and result in financial harm to us.

To be financially viable and even successful, we must cost-effectively manufacture commercial quantities of our complex batteries that meet our customer specifications for quality and timely delivery. We depend on the performance of our manufacturing operations to manufacture and deliver our products to our customers. If we are unable to manufacture products in commercial quantities on a timely and cost-effective basis, we could lose our customers and be unable to attract future customers, which will harm our financial performance.

We will rely on complex machinery for our operations and our production involves a degree of risk and uncertainty in terms of operational performance and costs.

We will use large-scale machinery in our manufacturing operations. Such machinery may suffer unexpected malfunctions from time to time, which will require repairs and spare parts to resume operations. These items may not be available when needed. Unexpected malfunctions of our production equipment may significantly affect our intended operational efficiency. The manufacturing equipment field is maturing there are still significant changes and improvements occurring with respect to manufacturing devices. Such changes pose a risk that our manufacturing line will become outdated faster than anticipated, prompting the need for us to expend funds to upgrade equipment to more cutting-edge designs.

Operational problems with our manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.

Our battery packs rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our products rely on software and hardware, including software and hardware which are highly technical and complex and will require modification and updates over the life of a battery pack. In addition, certain of our products depend on the ability of such software and hardware to store, retrieve, process and manage data. Such software and hardware may contain errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet the objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within our products’ software and hardware. Although we will strive to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

We may be unable to meet our future capital requirements, which could limit our ability to grow and have a material adverse effect on our financial position and the results of operations.

The manufacture and sale of batteries is a capital-intensive business, which we currently fund through various types of financings. As a result of the capital-intensive nature of our business, we expect that we will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs such as expansion of facilities, and any significant unplanned or accelerated expenses, to name a few. We cannot be certain that additional capital will be available on attractive terms, if at all when needed, which could be dilutive to stockholders, and our financial condition, results of operations, business and prospects could be materially and adversely affected.

We depend on key personnel to maintain our competitive position.

Our ability to maintain our competitive position depends, to a large degree, on the services of our management team and managers. The loss or diminution in the services of members of the management team or an inability to attract, retain and maintain additional management personnel could have a material adverse effect on our financial performance. Competition for personnel with relevant expertise is intense because of the small number of qualified individuals, and that competition may seriously affect our ability to retain its existing management and attract additional qualified management personnel, which could have a significant adverse impact on our financial performance.

Strikes and other union activity may negatively impact our financial performance.

The services of engineers, designers, researchers and other talent, trade employees and others that we engage now or in the future may be subject to collective bargaining agreements. This applies to the personnel our suppliers engage as well. If we or our suppliers are unable to renew expiring collective bargaining agreements in the future, the affected unions could respond with strikes or work stoppages. Such actions, as well as significant labor disputes and higher costs associated with the negotiation of collective bargaining agreements, could adversely affect our business by causing delays in production and in release dates or by reducing our products’ profit margins.

We may be unable to maintain brand awareness to the extent necessary to become profitable.

We believe developing and maintaining awareness of and consumer engagement with our brand in a cost-effective manner is critical to achieving widespread acceptance of our existing and future services and is an important element in attracting new customers and maintaining old customers. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide attractive products at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers and maintain existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

The success of our business depends on our ability to attract, train and retain highly-skilled and key personnel.

As a result of the highly specialized, technical nature of our business, we must attract, train and retain a sizable workforce comprising highly-skilled other key personnel. Since our industry is characterized by high demand and intense competition for talent, we may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly-skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a young company, our ability to train and integrate new personnel into our operations may not meet the requirements of our growing business. Our failure to attract, train or retain highly-skilled and other key personnel in numbers that are sufficient to satisfy our needs would materially and adversely affect our business. Staff that we are unable to retain also pose a risk since they can inform competitors of our know-how and may lessen the technological advantages over our competitors that we have developed.

Our success depends on the performance of our directors, executive officers, and key employees, and we do not have key person life insurance policies on any such personnel.

Our success depends on the performance of our directors, executive officers and key employees and on our ability to retain and motivate them. Our products also require the input of experts from different fields, such as engineers, designers, researchers, clean energy experts, among others. If these experts fail to provide adequate services to us, we may incur additional costs to compensate for that failure. Any loss of or inability to retain such highly qualified personnel could materially adversely affect our business, financial condition, cash flow, and results of operations. Further, although we rely on highly qualified personnel for its financial success, they are not covered by key person life insurance policies. In the event of their death or disability, we will not receive compensation to ameliorate the financial impact of their loss.

Risks associated with this Offering and the Shares

We cannot assure that we will successfully raise the funds necessary to achieve our desired use of the proceeds.

Although we are attempting to raise proceeds totaling $20,700,000 in this Offering, we are conducting this Offering on a “best efforts” basis and, therefore, it is not obligated to sell all or any portion of the targeted amount. We may close on one or more subscriptions for the Shares, and may immediately begin using the proceeds of such subscriptions, without regard to the amount raised before any such closing. Because we cannot ensure that we will be able to (or that we will decide to) sell any given number of Shares offered for sale in this Offering, we could terminate this Offering on sales of substantially less than $20,700,000 in proceeds – or perhaps on no sales at all. If we decide to terminate this Offering before it has sold all the Shares initially offered for sale, it will in all likelihood be unable to apply the amount raised in the manner it desires.

Even if we sell all the Shares in this Offering, we may need substantial additional capital to fund working capital needs. There can be no assurance that additional financing will be available to us on commercially reasonable or acceptable terms, or at all. Additionally, our existing debt obligations or our incurrence of additional debt in the future could increase the risks associated with our business and with owning the Shares.

We did not perform an independent valuation prior to determining the terms of this Offering.

We have not obtained an independent valuation prior to determining the terms of the Offering. We have determined the Offering Price based on the price at which we were able to offer our Shares in previous financing rounds. Therefore, the Offering Price does not necessarily bear any relationship to our assets, earnings, book value, net tangible value, or other generally accepted criteria of value for investment. The Offering Price is higher than the net tangible book value per share of the Common Stock immediately before the commencement of this Offering; and even with the inflow of gross proceeds of $20,700,000 in capital if this Offering is fully subscribed, the net tangible book value per share of the Shares immediately after the conclusion of this Offering will still be less than the Offering Price.

An Investor’s ownership interest could be significantly diluted.

An investor’s ownership interest in the Company may be subject to future dilution. We may, and most likely will, need to raise additional capital in the future. In connection with raising such capital, we may issue additional Shares or other securities (which may include preferred stock with liquidation, distribution, voting or other preferential rights that are senior to the rights of the Shares).

We may also enter into strategic partnerships or acquisitions in the future in connection with which it may need to issue additional Shares or other securities, and it may issue additional Shares, Shares or other securities to existing or future officers, directors, employees and consultants as compensation or incentives. As a result of the foregoing, a purchaser of Shares in this Offering could find its interest in the Company diluted in the future through a decrease in the purchaser’s relative percentage ownership of the Company.

Voting control is in the hands of a small number of stockholders.

Voting control of the Company is concentrated amongst a small number of holders of Series A Preferred Stock (“Series A Preferred Stock”) and the directors and executive officers who currently hold the vast majority of our Shares. The Series A Preferred Stock has supervoting rights, entitling its holders to 10,000 votes per share of Series A Preferred Stock held. In contrast, the Shares offered to investors in this Offering have only one (1) vote per Share. Therefore, investors in the Shares will not have enough voting power to influence our policies or any other corporate matter, including the election of directors; changes to the Company’s governance documents (with limited exceptions); the expansion of any employee equity or option pool; any merger, consolidation, sale of all or substantially all of our assets; or any other major action requiring stockholder approval. See “Securities Being Offered.” Even if this Offering is fully subscribed, as of immediately after this Offering, investors in this Offering in the aggregate hold less than 0.01% of the voting power in the Company. Our directors and executive officers, as a group, currently hold approximately 57.81% of voting control of the Company and can make all major decisions regarding the Company. You will not have enough voting power to have a say in these decisions.

We may sell Shares concurrently to certain investors on more favorable terms.

Certain investors may negotiate alternative terms for the purchase of Shares. We are under no obligation to amend and restate any particular stock purchase agreement, subscription agreement, or other selling document based on subsequent agreements executed with us on different terms or to notify investors of any alternative terms, including any that may be more favorable for certain investors.

We are offering Bonus Shares, which means we would effectively offer a discount on our stock price, to some investors in this Offering.

Certain investors in this Offering are entitled to receive additional Shares (effectively a discount) based on the amount invested. For example, an investor who invests $50,000 in this Offering (not including the Investor Processing Fee), will be eligible for 999 Bonus Shares. Accordingly, this investor would effectively be purchasing 5,999 Shares for the same price paid for 5,000 Shares, or effectively paying $8.33 per Share (prior to reflecting the Investor Processing Fee), compared to the Offering Price of $10. For more details, including all of the Bonus Shares being offered, see “Plan of Distribution.” Consequently, the value of Shares for investors who pay the full Offering Price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for an ownership stake in the Company.

ITEM 4.

DILUTION

Dilution (also known as stock or equity dilution) results when a company’s issuance of additional shares of stock decreases an existing stockholder’s ownership percentage of that company. Stock dilution can also result from the exercise of a company’s stock options or other optionable securities by their holders, which may include our employees. When the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the Company. Stock dilution may result from a company’s issuance of shares of stock to obtain additional capital. Future sales of a substantial number of shares of our Shares in the public market could adversely affect the Shares’ then-prevailing market price (if any), as well as our ability to raise equity capital in the future.

Dilution can also result from a company’s arbitrary determination of the offering price of shares of stock being offered and sold to investors. In the case of this Offering, because there is no established public market for the Shares, the Offering Price and other terms and conditions relating to the Shares have been determined by us arbitrarily and do not bear any necessary relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price or its fairness to investors. To whatever extent the issuance of Shares sold to investors in this Offering may be dilutive of the interests of existing Company stockholders, any such dilutive effect may be magnified by the issuance of Bonsu Shares, for which the Company will receive no additional consideration. Because the Company is unable to reasonably estimate how many investors will qualify for Bonus Shares in this Offering or the number of Bonus Shares likely to be issued to those investors that do not in fact qualify, the Company is also unable to accurately assess the potential dilutive effect of any such issuance.

From time to time after the termination of this Offering, we may issue additional Shares to raise additional capital. Any such issuances may result in dilution of the interests of then existing stockholders, including investors in this Offering. If in the future the number of Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, which, depending on the amount of capital raised by the issuance of the additional Shares, could render the Shares then held by stockholders less valuable than before the new issuance. Dilution may also reduce the value of existing Shares by reducing the Shares’ earnings per Share. We cannot guarantee that investors in this Offering will not, in the future, experience dilution of their interests in the Shares.

Investors should be aware that compared to the Offering Price of $10 per Share, the average effective cash cost to the Company’s officers, directors, promoters and affiliated persons for Common Stock acquired by them in a transaction during the past year was $3.33.

ITEM 5.

PLAN OF DISTRIBUTION

General

This Offering Circular is part of an Offering Statement that we have filed with the Commission, using a continuous offering process. Periodically, if we have material developments, we will provide an Offering Circular supplement or, after qualification of the Offering Statement, a post-qualification Form 1-A amendment that, in each case, may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement or in a post-qualification amendment. The Offering Statement we have filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular, the related exhibits filed with the Offering Statement, and any Offering Circular amendments (whether made by supplement or by a post-qualification amendment), together with additional information contained in the annual reports, semi-annual reports and other reports and information statements that we will file periodically with the Commission.

The Company is offering for sale up to 2,000,000 Shares, at a fixed cash price of $10 per share (“Offering”) through DealMaker Securities LLC, a broker-dealer registered with the Commission and admitted to membership in the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). In addition to the Shares offered for sale in this Offering, the Company offering up to 399,800 Bonus Shares, in each case depending on and determined on the basis of a given investor’s investment level. The Company will not receive any additional consideration for its issuance of Bonus Shares, and will absorb all costs of the Bonus Shares’ issuance. Investors who are eligible to receive Bonus Shares will effectively be receiving a discount to the Offering price. The maximum Offering amount is $24,698,000. This maximum Offering amount reflects an assigned value of $10 for each Bonus Share. DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares. This total includes the Investor Processing Fee, and the Issuer may use the collected Investor Processing Fee in order to pay for Offering expenses.

The Offering is being conducted on a “best efforts” basis and is not conditioned on the sale of any minimum number of Shares. No Company officer or director who introduces friends, family members and business acquaintances to any selling agent in this Offering will receive commissions or any other remuneration from any such sales. No stockholder of the Company is selling Shares in this Offering.

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. This Offering will be made in the United States in as many as all fifty (50) states. It will end on the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. The Company has the right to terminate this Offering at any time, regardless of the number of Shares that have been sold in the Offering.

No investor purchasing Shares will have any assurance that other purchasers will invest in this Offering. Once Shares are subscribed for, subscription funds will become available to us and may be transferred by the Company directly from our administrative account into our operating account for use as described in “Use of Proceeds” as set forth herein. Once subscriptions are accepted during the Offering Period, subscribers have no right to a return of their funds and could lose their entire investment. If the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Commissions and Discounts

The following table shows the maximum discounts, commissions, and fees payable to the Broker and its affiliates, as well as certain other fees, in connection with this Offering by the Company and the selling stockholders, assuming a fully subscribed offering. Actual fees are anticipated to be lower than the maximum shown below.

	Per Share	Total
Public offering price plus Investor Processing Fee and Bonus Shares	$10.35	$24,698,000
Public offering price plus Investor Processing Fee	$10.35	$20,700,000
Anticipated maximum in Brokerage Commission	$0.65	$1,345,500
Proceeds, before other expenses	$9.70	$19,354,500

When we signed the engagement agreement (the “DealMaker Order Form”) with the Broker, we paid it a $25,000 advance against accountable expenses anticipated to be incurred in this Offering (refundable to the Company to the extent of expenses not actually incurred by the Broker), and we have agreed to pay the Broker a cash commission equal to six and a half percent (6.5%) of the amount raised in the Offering. The DealMaker Order Form is filed as Exhibit 1.1.

Other Terms

The aggregate fees payable to the Broker and its affiliates are described below. The Broker, a broker-dealer registered with the Commission and a member of FINRA, has been engaged to provide (i) pre-offering analysis, (ii) pre-offering consulting for self-directed electronic roadshow, and (iii) advisory, compliance and consulting services in connection with this Offering.

Pre-Offering Analysis

●	Reviewing the Company, its affiliates, executives, and other parties as described in Rule 262 of Regulation A and consulting with the Company regarding the same.

Pre-Offering Consulting for Self-Directed Electronic Roadshow

1.	Review with the Company on best business practices regarding Offering;

2.	Review with the Company on question customization for investor questionnaire, selection of webhosting services, and template for campaign page.

3.	Advising the Company on compliance of marketing material and other communications with the public.

4.	Providing advice to the Company on this Offering Statement and revisions.

5.	Providing review, training, and advice to the Company and Company personnel on configuration and use of electronic platform powered by the Broker’s website, DealMaker.tech.

6.	Assisting in the preparation of SEC and FINRA filings.

7.	Working with the Company’s SEC counsel in providing information to the extent necessary.

Advisory, Compliance and Consulting Services during Offering

1.	Reviewing investor information, including identity verification, performing Anti-Money Laundering) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the Offering;

2.	Discussions with the Company regarding additional information or clarification on an investor invited into the Offering by the Company (as necessary);

3.	Coordinating with third party agents and vendors in connection with performance of services;

4.	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the Offering and providing recommendations to the Company regarding whether to accept the subscription agreement for the investor’s participation in the Offering;

5.	Contacting and/or notifying the Company, if needed, to gather additional information or clarification on an investor;

6.	Providing ongoing advice to the Company on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

7.	Review with the Company any material changes to the Offering Statement;

8.	Reviewing third party provider work product with respect to compliance with applicable rules and regulations.

The maximum compensation to be paid to the Broker for its pre-offering analysis, pre-offering consulting, and advisory, compliance and consulting services provided during the Offering, and as set forth in this “Advisory, Compliance and Consulting Services during Offering” subsection, is $1,370,500 (6.62% of the aggregate gross Offering proceeds), representing the sum of the (i) Broker Commission assuming the Offering is fully subscribed ($1,345,500) and (ii) the Company’s $25,000 advance to the Broker.

The Broker’s affiliates also agreed to provide the following services to us:

Marketing and Advisory Services

The Company has also engaged Reach to provide certain digital marketing services, including (i) both pre-Offering marketing and advisory services and (ii) ongoing marketing and advisory services during the Offering. In particular, pre-Offering marketing and advisory services include those relating to design and development of the Company’s Offering website and audience-building infrastructure and video production on such website. Ongoing marketing and advisory services during the Offering include services related to conversion rate optimization, email marketing, Google advertisements, social media presence, sourcing and negotiating private advertisement placements with publishers and email newsletters, and reporting (weekly calls following the Offering’s launch; planning, implementation and execution of marketing budget; and coordinating with third-party agents regarding performance of services).

For Reach’s services, we will pay Reach (i) a $30,000 advance against accountable expenses anticipated to be incurred and fully refunded to the extent not incurred and prepaid to Reach for consulting and developing materials for the Company’s self-directed electronic roadshow; (ii) additional monthly accountable expenses of $8,000 not to exceed $24,000 for consulting and developing materials for our self-directed electronic roadshow for this Offering; and (ii) after the commencement of this Offering, $8,000 in monthly marketing advisory fees (up to a maximum of $72,000 during the duration of the Offering).

On a supplemental basis, Reach may be asked to provide marketing services on a case-by-case basis and is authorized to charge up to $250,000 for these services.

The maximum compensation to be paid to Reach for its marketing and advisory services, as set forth in this “Marketing and Advisory Services” subsection, is $376,000 (approximately 1.82% of the gross Offering proceeds).

Technology Services

The Company has engaged Novation Solutions to create and maintain the online subscription processing platform for the Offering.

After the Commission’s qualification of the Offering Statement, this Offering will be conducted using the online subscription processing platform of Novation Solutions at www.invest.lionpower.tech and is embedded on the investment landing page of the issuer’s website. On this website, investors can receive, review, execute and deliver subscription agreements electronically and pay the purchase price through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate. No escrow has been established for this Offering. Closings will take place upon our acceptance of investors’ subscriptions.

For the above services pertaining to infrastructure creation, we will pay Novation Solutions an advance of $10,000 of accountable expenses anticipated to be incurred, but refunded if not incurred for our self-directed electronic roadshow. We will also pay an additional monthly accountable expense of $2,000 not to exceed $6,000. Starting on the first month after the commencement of this Offering, we will also pay Novation Solutions $2,000 monthly in account maintenance fees (up to a maximum of $18,000 during the duration of the Offering).

The maximum compensation to be paid to Novation Solutions for its technology services set forth in this “Technology Services” subsection is $34,000 (0.16% of the gross Offering proceeds).

Bonus Shares for High-Volume Purchases

Certain investors in this Offering are eligible for “volume perks,” representing the right to receive Bonus Shares, if the investors satisfy the volume-related purchase criteria set forth below. All such investors will receive, as part of their investments, Bonus Shares in addition to the Shares purchased for cash. The number of volume-related Bonus Shares will be a percentage of the Shares actually purchased in this Offering, and could be up to 19.99%, depending upon qualification (if at all) in one of the volume-related eligibility categories described below.

A Share purchase of at least $2,500:

●	5% Bonus Shares

A Share purchase of at least $5,000:

●	7.5% Bonus Shares

A Share purchase of at least $10,000:

●	10% Bonus Shares

A Share purchase of at least $25,000:

●	15% Bonus Shares

A Share purchase of at least $50,000:

●	19.99% Bonus Shares

By way of illustration only, (i) a purchase of Shares for $5,000 would net an investor 537 Shares, 37 of which would be Bonus Shares, (ii) a purchase of Shares for $10,000 would net the investor 1,100 Shares, 100 of which would be Bonus Shares, and (iii) a purchase of Shares for $20,000 would net an investor 2,200 Shares, 200 of which would be Bonus Shares.

The award of Bonus Shares effectively gives qualifying investors a discount on the Shares they purchase in this Offering. Investors entitled to receive Bonus Shares would effectively be paying not $10.00 for each Share, but the following per-Share prices (approximately), depending on the percentage of qualifying Bonus Shares.

Bonus Shares Percentage	Approximate Effective Price Per Share	Approximate Effective Discount Per Share
5%	$9.54	$0.45
7.5%	$9.31	$0.69
10%	$9.09	$0.90
15%	$8.69	$1.31
19.99%	$8.33	$1.67

By way of illustration only, an investor that purchased 5,000 Shares would qualify for a Bonus Shares percentage of 19.99%. Purchase of 5,000 Shares in this Offering for $5,000 (i.e., $10.00 per Share) would entitle that investor to 999 Bonus Shares, for a total of 5,999 Shares. The effective per-Share price of the 5,999 Shares would be approximately $8.33 (i.e., $50,000 ÷ 5,999).

Notwithstanding any effective discount on the price per Share as a consequence of an investor’s qualifying for Bonus Shares, the Investor Processing Fee will be assessed on the full Share price of $10.00 (though only with respect to the purchased Shares, not with respect to any Bonus Shares). In the example set forth in the immediately preceding paragraph (i.e., the purchase of 5,000 Shares for $50,000), the processing fee would be $1,750.

Before investing, investors should consult with tax professionals to fully understand the tax implications, if any, of receiving Bonus Shares.

Subscription Procedures

In order to purchase the Shares, a prospective investor must complete, sign, and deliver to the Company a subscription agreement (in the form attached as Exhibit 4.1 to the Offering Statement). Each investor will be required to use Novation Solutions’ technology in completing and executing the subscription agreement on the Company’s website. Investors must subscribe by tendering funds via wire, credit card, debit card or ACH only and checks will not be accepted.

The Company may close on investments on a “rolling” basis, such that not all investors will receive their Shares on the same date. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription and the Company has accepted the subscription. At that point, funds may be released to the Company. The Company will be responsible for payment processing fees. The Company reserves the right to reject any investor’s subscription in whole or in part for any reason or no reason. If any prospective investor’s subscription is rejected, all funds received from that investor will be returned without interest or deduction.

The Broker has not approved, endorsed, or passed upon the merits of purchasing the Shares. The Broker will not provide investment advice to any prospective investor, or make any securities recommendations to investors. The Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. No investor should rely on the Broker’s involvement in this Offering as a basis for a belief that it has done extensive due diligence. The Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or this Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we may use additional advertising, sales, and other promotional materials in connection with this Offering. Such materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although any such materials will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Shares, such materials may not give a complete understanding of this Offering, the Company or the Shares and are not to be considered part of this Offering Circular. This Offering is made ONLY by means of this Offering Circular, and prospective investors must read and rely only on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

Investment Limitations

Generally, no sale may be made to a natural person in this Offering if the aggregate purchase price paid is more than 10% of the greater of that person’s annual income or net worth (or, in the case of an investor that is not a natural person, if the aggregate purchase price paid is more than 10% of the greater of that person’s revenues or net assets for its most recently completed fiscal year end). Investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to visit www.investor.gov.

The above noted investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 under the Securities Act.

A natural person is an accredited investor if he/she meets one of the following criteria:

●	his or her individual net worth,[1] or joint net worth[2] with the investor’s spouse or spousal equivalent, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and he or she has no reason to believe that that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the investor’s residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth;

●	he or she has individual annual income in excess of $200,000 in each of the two most recent years, or joint annual income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year; or

●	he or she holds in good standing either the Series 7, Series 65, or Series 82 licenses certified by FINRA.

NOTE: A natural person’s net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of the person’s primary residence and may exclude any indebtedness secured by that residence (up to an amount equal to its value). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

A business entity or other organization is an accredited investor if it is any of the following:

●	a corporation, limited liability company, exempt organization described in Section 501(c)(3) of the Internal Revenue Code, business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, and whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act;

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, registered investment companies, registered investment advisers; investment advisers relying on certain registration exemptions, and “rural business investment companies”;

●	any private “business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 (the “Advisers Act”);

●	any family office as defined in Rule 202(a)(11)(G)-1 under the Advisers Act with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment (any such family office, “Family Office”);

●	any family client, as defined in Rule 202(a)(11)(G)-1 under the Advisers Act, of a Family Office and whose prospective investment in the issuer is directed by such Family Office;

●	any entity, of a type not listed above, which was not formed for the specific purpose of acquiring the securities offered, and which owns investments in excess of $5,000,000; or

●	any entity in which all of the equity owners are accredited investors.

Under Rule 251 of Regulation A, an investor that is neither an accredited investor nor a natural person is subject to the investment limitation and may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s revenue or net assets for the purchaser’s most recently completed fiscal year end. A natural person that is not an accredited investor may invest funds only to the extent that they do not exceed 10% of the greater of the purchaser’s annual income or net worth.

As described above, in order to purchase Shares and before the Company may accept any funds from an investor, the investor will be required to represent, to the Company’s satisfaction, that he, she, or it is either an accredited investor or in compliance with the investment limitation described in the second preceding paragraph.

The Company, subject to compliance with Rule 255 of the Securities Act and corresponding state regulations, is permitted to generally solicit investors by using advertising mediums, such as print, radio, television and the Internet. We have plans to solicit investors using the Internet through a variety of existing Internet advertising mechanisms, such as search-based advertising, search engine optimization and our website. We will offer the Shares (i) as permitted by Rule 251(d)(1)(ii), whereby offers may be made after the Offering Statement is filed with the Commission but before it is qualified, provided that any written offers are made by means of a preliminary offering circular that complies with Rule 254 and (ii) as permitted by Rule 251(d)(1)(iii), whereby offers may be made after the Qualification Date, provided that any written offers are accompanied with or preceded by the most recent Offering Circular filed with the Commission.

No sales will be made to any investor before the Offering Statement has been qualified by the Commission and a final Offering Circular has been made available to that investor.

Before we accept any investment funds or any subscription agreements, we will determine the states in which the prospective investors reside. Subject to the Company’s right to reject any investor’s subscription in whole or in part for any reason or no reason, we will process investments on a first-come, first-served basis, up to the maximum aggregate offering amount of $24,698,000.

ITEM 6.

USE OF PROCEEDS

We are offering for sale up to 2,000,000 Shares, subject to the conditions set forth in “Securities Being Offered,” each Share having a fixed cash price of $10. Because the Company is not conditioning this Offering on the sale of any minimum number of Shares, we will retain the proceeds from the sale of any of the offered Shares. The Offering is being conducted on a “best efforts” basis through a registered broker-dealer that is admitted to membership in FINRA and SIPC. (See “Plan of Distribution.”)

Offers and sales of the Shares in the Offering will commence within two calendar days after the Qualification Date. This Offering will end on the earliest of (i) the 180th day after the Qualification Date (though we may, in our sole discretion, extend this Offering one or more times), (ii) the date as of which all Shares offered by this Offering Circular in the Offering have been sold and (iii) any such earlier time as we may determine in our sole discretion, regardless of the number of Shares sold, and the amount of capital raised, in the Offering. If all of the Shares offered in the Offering are purchased by investors, our gross proceeds will be $20,700,000.1 The following illustrates the Company’s estimated application of proceeds. As a point of comparison, we have added a column that assumes the sale of half of the offered Shares (i.e., 1,000,000 Shares) during the Offering Period.

During the course of the Offering, the Company may issue Bonus Shares as described under “Plan of Distribution.” The issuance of Bonus Shares does not affect the amount of proceeds to be received by the Company.

Please see the table below for a summary of the Company’s intended use of proceeds from the Offering:

	$10,350,000 Comparative	% Allocation @ $10,350,000	$20,700,000 Maximum	% Allocation @ $20,700,000(2)

Equipment	$3,000,000	28.99%	$6,000,000	28.99%
Inventory	$1,752,000	16.93%	$3,500,000	16.91%
Payroll	$1,134,000	10.96%	$3,000,000	14.49%
Working Capital	$1,015,250	9.81%	$3,153,500	15.23%
Marketing	$750,000	7.25%	$1,500,000	7.25%
Rent	$400,000	3.86%	$400,000	1.93%
Retiring short term debt*	$400,000	3.86%	$400,000	1.93%
Hiring technical salesmen	$200,000	1.93%	$375,000	1.81%
Real estate security deposit	$120,000	1.16%	$120,000	0.58%
Subtotals	$8,771,250	84.74%	$18,448,500	89.12%

Offering Expenses (Cash Component)
Broker Commission	$672,750	6.50%	$1,345,500	6.50%
Marketing and Advisory Service Fees to Reach(3)	$376,000	3.63%	$376,000	1.82%
Supplemental Marketing Service Fees to Reach(4)	$250,000	2.42%	$250,000	1.21%
Advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred)	$95,000	0.24%	$95,000	0.12%
Monthly subscription fees to Reach for marketing advisory services(5)	$72,000	0.70%	$72,000	0.35%
Monthly subscription fees to Novation Solutions for account maintenance(5)	$18,000	0.17%	$18,000	0.09%
Legal fees	$50,000	0.50%	$50,000	0.25%
Accounting and Audit Fees	$20,000	0.20%	$20,000	0.10%
Estimated Blue Sky Compliance Fees and Expenses	$20,000	0.20%	$20,000	0.10%
Estimated EDGARization Fees	$5,000	1.00%	$5,000	0.50%
Totals	$10,350,000	100%	$20,700,000	100%

1.	The amount of gross proceeds is different from the aggregate offering amount of $24,698,000, which reflects an assumed value of $10 per Bonus Share. Since the Company will not receive any additional consideration for its issuance of Bonus Shares, assuming a fully subscribed offering, the Company’s total gross proceeds will be $20,700,000.

2.	Percentage calculations are rounded up to the nearest tenth digit.

3.	Assumes the maximum paid to Reach in marketing and advisory service fees.

4.	Assumes the supplemental marketing services will be rendered and the maximum fees for such services will be charged.

5.	Assumes the fixed maximum amount of subscription fees will be charged.

*	As indicated above, a portion of the proceeds of this Offering will be used to retire short-term debt of the Company with four individuals in the aggregate cash amount of $385,000 and equity amount of 6,000 shares of Common Stock. Such short-term debt represents amounts owed to the aforementioned four individuals as settlement of discounted notes previously issued to such individuals. The Company must discharge such short-term debt on or before October 1, 2024, pursuant to the terms of settlement with such individuals. The proceeds of the discounted notes previously issued to such individuals were used to pay rent and other operating costs.

The above table is intended to provide an overview of the contemplated application (or use) of proceeds over time as a function of the success of this Offering’s capital raise.

Assuming a raise of $10,350,000, representing 50% of the maximum offering amount, the net proceeds of this Offering would be approximately $8,771,250 after subtracting estimated offering costs of $672,750 to the Broker in cash commissions, $376,000 in marketing and advisory service fees to Reach, $250,000 in supplemental marketing services to Reach, $95,000 in advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred), $72,000 in subscription fees to Reach for marketing advisory services, $18,000 in subscription fees to and Novation Securities for account maintenance, $50,000 in estimated legal fees, $20,000 in estimated accounting and audit fees, $20,000 in blue sky compliance fees and expenses, and $5,000 in estimated EDGARization fees.

Assuming a fully subscribed offering, the gross proceeds will be $20,700,000 and the net proceeds of this Offering would be approximately $18,448,500 after subtracting (i) estimated offering costs of $1,345,000 to the Broker in cash commissions, (ii) $376,000 in marketing and advisory service fees to Reach, (iii) $250,000 in supplemental marketing services to Reach, (iv) $95,000 in advances to the Broker and its affiliates (against accountable expenses and fully refundable to the extent not actually incurred), (v) $72,000 in subscription fees to Reach for marketing advisory services, (vi) $18,000 in subscription fees to and Novation Securities for account maintenance, (vii) $50,000 in legal fees, (viii) $20,000 in estimated accounting and audit fees, (ix) $20,000 in estimated blue sky compliance fees and expenses, and (x) $5,000 in estimated EDGARization fees.

The Company reserves the right to change the above use of proceeds.

ITEM 7.

DESCRIPTION OF BUSINESS

Overview of the Company

Lion Power Systems (NV), Inc. is an American alternative energy company incorporated in Nevada on April 13, 2023. We were founded to bring to market products based on Lithium-ion (“Li-ion”) battery technology.  We plan to manufacture and supply Li-ion batteries for a range of applications, including automotive, electronic devices, and solar energy. We are committed to providing innovative, reliable, affordable, and renewable energy solutions for residential, commercial, and industrial applications.

Currently, we are in a pre-revenue stage of development. We have leased a 48,000 square foot space in Norfolk, Virginia to be used as our Manufacturing Facility. We are presently awaiting manufacturing equipment to arrive (expected to take place in October of 2024). After the delivery of this manufacturing equipment, we will install them in our Manufacturing Facility and seek certification for our anticipated products (discussed below). We expect to start manufacturing battery packs at the Manufacturing Facility in November of 2024.

We entered into a Supply, Development and Leasing Agreement with Highstar in July of 2023 (“Supply Agreement”), filed as Exhibit 6.1 hereto. Highstar is a company based in China and is a major manufacturer of Ni-MH batteries, Ni-CD batteries, Lithium-polymer and Li-ion batteries, as well as battery cells, parts, related materials.

Due to current geopolitical tensions between the U.S. and China and anticipated U.S. government restrictions on the sale of battery packs from China to America pursuant to Section 301 of the Trade Act of 1974 (“Section 301”), Highstar determined to enter into the Supply Agreement with us to be able to continue selling its battery packs to American customers. Section 301 authorizes the United States President to take all appropriate action, including tariff-based and non-tariff-based retaliation, to obtain the removal of any act, policy, or practice of a foreign government that violates an international trade agreement or is unjustified, unreasonable, or discriminatory, and that burdens or restricts U.S. commerce. In May 2024, the Biden administration proposed expansions to Section 301 tariffs on imports from China. If adopted, tariff rate increases of: (i) increase from 7.5% to 25% for lithium-ion EV batteries starting on August 1, 2024; (ii) increase from 7.5% to 25% for lithium-ion non-EV batteries starting on January 1, 2026; and (iii) increase from 7.5% to 25% for non-lithium-ion battery parts starting on August 2024, amongst other things.

Pursuant to the Supply Agreement, Highstar will allow us to use its proprietary battery technology, which we will incorporate and use to manufacture and sell battery products under our own brand label in the U.S. The supply and manufacturing arrangement described in this paragraph exists pursuant to the Supply Agreement (as described below) and filed herein as Exhibit 6.1. Last year, Highstar generated approximately $50 million in revenue from selling battery packs to U.S. customers, and we anticipate benefitting from the North American clients Highstar will introduce to us.

As of the date of this Offering Circular, we have not launched any of the products discussed herein. All of our current anticipated products (referred to as “our products” in this Offering Circular) will be based on Highstar’s proprietary battery technology and were designed and developed by Highstar. We cannot assure that any or all of our products will ever launch, launch successfully, or that we will be able to generate revenue from these products or adequate revenue to continue as a going concern.

Supply Agreement with Highstar

In July of 2023, the Company entered into the Supply Agreement with Highstar. Pursuant to the Supply Agreement, Highstar agreed to provide certain battery parts, materials, and components to us as set forth in the Supply Agreement and based upon the stage of development of our Manufacturing Facility. Consistent with our plans at the time of entry into the Supply Agreement, at the foremost stage of development of our Manufacturing Facility (designated “Phase 1A” within the Supply Agreement), Highstar would supply completed battery packs to us, which we would label, market, and sell to consumers under the Company’s brand label. In a further stage of development but prior to us manufacturing batteries in the Manufacturing Facility (“Phase 1B” as it is designated in the Supply Agreement), Highstar will provide battery components and materials to us, which we will assemble and market and sell under the Company’s brand label. In exchange for the supplies abovementioned in this paragraph, Highstar would receive value from the Company. The Supply Agreement provided that when we commenced battery manufacturing at the Manufacturing Facility, we would use battery cell manufacturing technology licensed from Highstar and launch our battery products using a single assembly line (Phase 2) and finally in multiple assembly lines (Phase 3).

The Supply Agreement also states that in connection with Phases 1A and 1B, Highstar would provide certain personnel to us to assist as needed with the technical aspects of the design, implementation, and operation of our battery assembly operations and marketing of the finished battery packs to customers. In connection with Phases 1A and 1B, Highstar granted the Company a non-exclusive and royalty-free license to use any and all technical information, know-how, and trade secrets which are useful or necessary in the assembly of battery packs using Highstar’s supplied parts, components, and materials. This license was to terminate automatically upon the termination of the Supply Agreement and was granted only pursuant to the Supply Agreement, not a separate license agreement with Highstar. The terms of Highstar’s provision of such personnel are set forth in further detail in the Consulting Agreement (as defined and described below), including, among other items, compensation for such personnel.

As of the date of this Offering Circular, due to delays in the delivery of equipment to our Manufacturing Facility, we no longer believe we will order completed battery packs from Highstar. We now anticipate foregoing Phase 1A as originally set forth in the Supply Agreement, and expect to proceed directly to Phase 1B and subsequent phases after the arrival and installation of our manufacturing equipment. Following the delivery and installation of this equipment to our Manufacturing Facility, we plan to assemble battery packs with the components supplied to us by Highstar, and subsequently to launch our battery products with the proprietary battery technology licensed from Highstar. Since we expect to forego Phase 1A as set forth in the Supply Agreement, we do not expect anticipated increases in Section 301 import tariffs on battery packs to impact this foregone stage of development (Phase 1A).

With respect to Highstar’s shipment of battery components to the Company in Phase 1B, the Company believes that import tariffs on Highstar’s battery components will not be at the same levels as import tariffs on entire, complete battery packs, and that therefore assembling imported Highstar battery components and manufacturing batteries in the United States under the Company’s label will still be competitive.

Pursuant to the Supply Agreement, we agreed to use our best efforts to secure financing to fund Phase 2, and prior to such funding, we would negotiate with Highstar in good faith to reach an agreement to include: (i) Highstar’s granting of a license within in the United States, Canada, Mexico and the Caribbean islands of its proprietary battery cell manufacturing technology to us; and (ii) our issuance of a minority equity ownership posision in the Company to Highstar or a third party entity designated by Highstar. As of the date of this Offering Circular, we do not have a separate license agreement providing for the license arrangement described in this paragraph.

We currently anticipate the below timeframes for the various phases of development of our Manufacturing Facility referenced in the Supply Agreement: (i) Phase 1B: August of 2024 to November of 2024; (ii) Phase 2: November of 2024 to October of 2025; and (iii) Phase 3: October of 2025 to April of 2026. These timeframes remain subject to change.

The Supply Agreement provides that Highstar will lease certain industrial equipment to us over a lease term of 25 months. Upon remittance of the final lease payment on such equipment, we have an option to purchase such industrial equipment from Highstar. The terms of this lease arrangement are more specifically set forth in the Lease Equipment Contract (as defined and described below).

On May 1, 2024, we entered into an Addendum to the Supply Agreement (the “Supply Agreement Addendum”), which: (i) amended the payment terms of our equipment leasing arrangements with Highstar pursuant to Article III of the Supply Agreement; (ii) set forth the deadline of July 13, 2024 for Highstar’s shipment of industrial equipment to us; and (iii) specified that the Company will exercise its best efforts to facilitate the granting of visas to enter the U.S. by Highstar’s personnel to assist the Company with the technical aspects of the Company’s battery assembly operations and marketing of battery packs. See the description of the Consulting Agreement below. The Supply Agreement Addendum has been filed as Exhibit 6.5.

Consulting Agreement with Highstar

We entered into a Consulting Agreement with Highstar on October 26, 2023 (the “Consulting Agreement”), which further defined the terms of the services and personnel Highstar will supply to us. Highstar is obligated to provide us with two (2) to three (3) personnel with experience and expertise in production supervision of the equipment in the Manufacturing Facility and assembly line, cell sorting and testing, and software. Such personnel will provide us with certain consulting services, including in equipment inspection, design and layout of our Manufacturing Facility, instructions for equipment setup and adjustment of equipment to working conditions, product specifications, packing design and implantation, Battery Management System (BMS) interface coding for clients, sales personnel assistance, and the training of workers at the Manufacturing Facility. Highstar will receive value from us for such services and personnel. The Consulting Agreement is filed as Exhibit 6.2.

Leasing Equipment Contract with Highstar

We entered into the Lease Equipment Contract with Highstar on October 26, 2023 (the “Lease Equipment Contract”), which set forth the terms on which Highstar will lease certain equipment to us (consisting of assembly line automation production and semi-automatic production equipment, testing instruments, welding machines, packing machines, and fire protection facilities) to operate in the Manufacturing Facility, over a term of 25 months, with a scheduled lease term planned starting December 2023 and planned ending in December 2025. The Lease Equipment Contract provides that if there is a conflict between the Lease Equipment Contract and previously executed agreements, the terms of the Supply Agreement will govern. The Leasing Equipment Contract is filed as Exhibit 6.3.

Our Anticipated Products

Below are the products which we plan to supply and manufacture once we begin manufacturing batteries at our Manufacturing Facility (currently expected to be in October of 2024). All of the below products are based on Highstar’s proprietary Li-ion battery technology.

Low-speed vehicle and golf cart battery packs

Below are cell and pack specifications for our low-speed vehicle and golf cart battery packs:

 12V ESS lead acid replacement batteries

We anticipate offering both low-capacity and high-capacity 12 Volt ESS lead acid replacement batteries.

Low-capacity 12 Volt ESS

Our low-capacity 12 Volt ESS batteries are mature Li-ion phosphate (“LFP”) batteries widely used in emergency lighting systems, off-grid monitoring systems, agricultural spraying systems, toy cars, electric tool, camping uses, fire backup power systems, and more. Below are specifications for this product for the different models we will offer.

High-capacity 12 Volt ESS

Our high-capacity 12 Volt ESS batteries are mature LFP batteries widely used in power supply systems, including off-grid photovoltaic systems, household ESS, recreational vehicles, marine systems, solar streetlight systems, automatic guided vehicle systems, trucks, off-road vehicles, and more. Below are specifications for this product the for the different models we will offer.

Low speed EV batteries

Below are the specifications for our different models of low-speed EV batteries.

Electronic forklift power systems

The specifications for our electronic fork lift power systems are set forth below.

Rechargeable ESS (“RESS”)

Our RESS are installable in a range of settings, including villas, telecoms, residential spaces, resorts, ranches, and farms. They come in different styles, including rack mounted, wall mounted, or floor standing. Our RESS are offered in both low voltage and high voltage form, and can be purchased as a split RESS or all-in-one RESS.

Industrial and commercial ESS

Our industrial and commercial ESS have a flexible configuration, are safe and reliable, and feature advanced battery technology.

These ESS have an output voltage configurated from 50 kilowatts (“kW”) to 500 kW, have a battery standard system cabinet design, with each cabinet delivering 50 kWh, and a flexible expansion of energy storage capacity (up to 20 clusters in parallel and a maximum capacity of 1 megawatt per hour. Our ESS have an anti-reverse current function, an anti-reverse connection design, and a high cycle life. They also have a wide battery voltage range, with grid-connected charging and discharging and an off-grid independent inverter function. The ESS have an adjustable reactive power and active power, an off-grid cold start function and supports multiple parallel connection functions. They operate at a maximum efficiency rate of 98.7%, have a low power consumption fan with a temperature control system. A patented software control detection algorithm supporting the RESS enables the RESS to detect equipment issues.

Container ESS

Our container ESS have a flexible configuration, are safe and reliable, enable local and remote monitoring, and feature advanced battery technology.

These container ESS have an output power configurated from 100 kW 1,000 kW and a standard battery rack design, each rack having a capacity of 157 kWh. They can adapt to 10-foot, 20-foot, and 40-foot containers, and have storage capacity for 300 Kwh to 2.6Mwh. The container ESS have an overall temperature control system, fire mitigation system, and outside maintenance mode, and comprehensive coverage of error diagnosis.

Consumers can monitor the container ESS in real-time through an LCD screen and can obtain remote reports of ESS operation and manage data pertaining to the ESS. The container ESS also have an intelligent power management system, active power dispatching and demand responses, and comprehensive energy dispatching capabilities.

Solid state Li-on batteries

In the second quarter of 2025, the Company plans to launch what it believes will be the first commercially viable solid-state Li-ion battery for the electric vehicle and power wall markets and other industrial applications. While liquid Li-ion batteries are currently considered cutting-edge technology in the battery industry, solid-state Li-ion batteries offer various advantages over liquid Li-ion batteries and are considered by many to be the “holy grail” of batteries. Solid Li-ion batteries have no liquid medium inside the device in which they are installed, which eliminates the risk of battery overheating and crystallization. The design and structure of the lithium solid-state battery makes for a lighter, more efficient battery pack the liquid Li-ion batteries currently in use.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors:

1.	Reliability and safety. We prioritize product reliability and safety. When our manufacturing operations commence, we will exact stringent quality control measures and rigorous testing to ensure that our batteries perform at a high level to keep our customers safe and their devices running smoothly.

Our battery packs feature four types of safety materials (a safer cathode material, a superior thermal closure separator, higher thermal stability cathode material, and electrolytes with flame-retardant additives) and feature three levels of safety structure (a winding-type safety structure, positive/negative tabs wrapped with flame-retardant tape, and preset safety cover with an explosion-proof valve).

We have safety protocols in place, including a six-step safety control process (moisture, particle, burr, metal particle, winding alignment and can insertion) and an eight-point safety test (including but not limited to overcharge, over-discharge, short circuit, mechanical shock, drop and immersion tests). Our safety test meets the safety testing standards of Li-ion batteries in most major global economies.

2.	Competitive prices: We believe in delivering exceptional value to our customer by providing high-quality, long-lasting batteries that offer outstanding performance and efficiency at affordable prices.

U.S.-manufactured products. Once our Manufacturing Facility commences operations, all of our products will be manufactured in America.

3.	Environmental stewardship. We are committed to the restoration of the Earth’s environment. We plan to use eco-friendly materials for the manufacture of our products to reducing our carbon footprint. We aspire to develop sustainable energy solutions to contribute to a greener, more hopeful, future.

The Competitive Landscape

Our competition includes companies in the energy storage and battery manufacturing sector which have a longer corporate history and are in a more advanced stage of business development. We consider our competition to be Microvast, BSLBATT, K2 Energy, and Lion Energy.

Microvast is a 20-year-old, publicly traded lithium battery company currently holding 626 patents and patents applications worldwide. They have three productions plants worldwide, including in Tennessee, Germany, and China. They are currently focused today on the commercial transportation, heavy equipment, and energy storage applications. As needed, they develop custom batteries for their customers. In our view, their selling points are providing battery products for larger ground vehicles such as buses, medium size trucks and vans. Microvast advertises the quick charge for their products, product safety and longevity as well as reliability as selling points to consumers.

BSLBATT is also a company that has a relatively longer corporate history, having been in business for over 20 years. This China-based company boasts of having 160,000 deployed batteries worldwide and over 80,000 household and business customers, serving over 100 countries. BSLBATT is diversified and develops energy for material handling, home energy, storage, recreational vehicles (“RVs”), and golf carts. It has a wide range of battery products, from 12 Volt batteries to high voltage lithium batteries. A significant portion of its business is focused on material handling equipment, which may be used in warehouses or storage facilities such as hand loading trucks and forklifts. BSLBATT has also developed a battery that serves as the power source for larger scale floor machines. The company offers up to a five-year warranty for product performance in some cases. We believe this company is currently focusing on the buildout of their business of their marine products, with their selling point being the elimination of diesel fuel, lighter weight in a boat with great reliability. BSLBATT also advertises building custom products with a solutions team that understands the needs of new and existing customers and partner with dealers and contractors.

K2 Energy

K2 Energy is an 18-year-old company focused on smaller batteries. They fulfill numerous U.S. Department of Defense contracts and we believe they have a military focus. The company is not focused on industrial, commercial, or heavy lift batteries, but a range of smaller batteries for different applications, ranging from cameras to automobiles and RVs. Although a smaller company, K2 Energy has received recognition in the state of Nevada (Nevada Green Company of the Year Award), in which they are based, and was identified by Inc. Magazine as one of the 79 fastest growing companies in America in 2011. The company also has an electric vehicle contract with Fiat Automobiles S.p.A.

Lion Energy

Lion Energy is a well-diversified, 12-year-old company offering a range of products, from solar generators and panels to energy storage systems. All of their products manufactured in China and the company has its products shipped directly to customers from U.S. warehouses. The company has plans to be domiciled in the U.S. and to integrate all of its manufacturing operations in the country. In December of 2022, American Battery Factory announced its intention to build a Gigafactory in Arizona in support of producing lithium iron phosphate batteries directly linked to Lion Energy and Lion Energy’s quest for manufacturing independence from China. In our view, Lion Power places great emphasis on solar panels and providing energy storage systems which capture and retain power for everyday usage. The company currently has over 100 licensed dealerships in America.

Our Team

As of the date of this Offering Circular, we do not have any full-time or part-time employees. In the last fiscal year, we hired executive officers and various personnel on an independent contractor basis. We expect that by October of 2024, all of our executive officers will be hired as employees.

Legal Proceedings

From time to time, we may be involved in legal proceedings or may be subject to other claims against us. The results of such legal proceedings and the resolution of such claims cannot be predicted with certainty; but in either case, they could have an adverse impact on our business because of defense and settlement costs, diversion of resources and other factors. We are not currently subject to any material claims against it, nor is it involved in any legal proceedings.

ITEM 8.

DESCRIPTION OF PROPERTY

We lease a 48,000 square foot manufacturing, warehouse, and office space located at 3321 East Princess Anne Road, Section 1B, Norfolk, VA 23502. As of the date of this Offering Circular, we do not own any real property.

ITEM 9.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section regarding “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes a number of forward-looking statements that reflect the Company management’s current views with respect to future events and financial performance. You can identify these statements by forward-looking words such as “may” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.

Readers are urged to carefully review and consider the various disclosures made by the Company in this report and in its other reports filed with the Commission. Important factors currently known to the Company could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or any changes in the future operating results over time. The Company believes that its assumptions are based upon reasonable data derived from and known about its business and operations. No assurances are made that actual results of operations or the results of the Company’s future activities will not differ materially from its assumptions. Factors that could cause differences include, but are not limited to, expected market demand for the Company’s services, fluctuations in pricing for materials, and competition.

Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company” or “our Company” refer to Lion Power Systems (NV), Inc. We do not currently have any subsidiaries.

Business Overview

Lion Power Systems (NV), Inc. is an American alternative energy company incorporated in Nevada on April 13, 2023. We were founded to bring to market products based on Li-ion battery technology and intends to manufacture and supply Li-ion batteries for a range of applications, including automotive, electronic devices, and solar energy. We are committed to providing innovative, reliable, affordable renewable energy solutions for residential, commercial, and industrial applications, offering customized energy storage solutions that pave the way for a greener and more energy-efficient future.

Currently, we are in a pre-revenue stage of development. We have leased a 48,000 square foot space in Norfolk, Virginia to be used as its Manufacturing Facility. Equipment is scheduled to arrive in October of 2024. After installation of the equipment, the Company intends to secure certification for its anticipated product line, and expects to begin manufacturing battery packs in November of 2024.

Due to geopolitical tensions and anticipate tariff increases under Section 301 as described in more detail in “Item 8 – Description of Business,” Highstar determined to enter into the Supply Agreement with us to supply battery packs and components to American customers.

We entered into a Supply Agreement with Highstar in July of 2023. Highstar is a company based in China and is a major manufacturer of Ni-MH batteries, Ni-CD batteries, Lithium-polymer and Li-ion batteries, as well as battery cells, parts, related materials. Last year, Highstar generated approximately $50 million in revenue from selling battery packs to U.S. customers, and we anticipate benefitting from the North American clients Highstar will introduce to us.

Consistent with our plans at the time of entry into the Supply Agreement, at the foremost stage of development of our Manufacturing Facility (designated “Phase 1A” within the Supply Agreement), Highstar would supply completed battery packs to us, which we would label, market, and sell to consumers under the Company’s brand label. In a further stage of development but prior to us manufacturing batteries in the Manufacturing Facility (“Phase 1B” as it is designated in the Supply Agreement), Highstar would provide battery components and materials to us, which we will assemble and market and sell under the Company’s brand label. In exchange for the supplies abovementioned in this paragraph, Highstar would receive value from the Company. The Supply Agreement provides that when we commence battery manufacturing at the Manufacturing Facility, we will use battery cell manufacturing technology licensed from Highstar and launch our battery products using a single assembly line (Phase 2) and finally in multiple assembly lines (Phase 3).

The Supply Agreement also states that in connection with Phases 1A and 1B, Highstar would provide certain personnel to us to assist as needed with the technical aspects of the design, implementation, and operation of our battery assembly operations and marketing of the finished battery packs to customers. In connection with Phases 1A and 1B, Highstar granted the Company a non-exclusive and royalty-free license to use any and all technical information, know-how, and trade secrets which are useful or necessary in the assembly of battery packs using Highstar’s supplied parts, components, and materials. This license was to terminate automatically upon the termination of the Supply Agreement and was granted only pursuant to the Supply Agreement, not a separate license agreement with Highstar. The terms of Highstar’s provision of such personnel are set forth in further detail in the Consulting Agreement (as defined and described below), including, among other items, compensation for such personnel.

As of the date of this Offering Circular, due to delays in the delivery of equipment to our Manufacturing Facility, we no longer believe we will order completed battery packs from Highstar. We now anticipate foregoing Phase 1A as originally set forth in the Supply Agreement, and expect to proceed directly to Phase 1B and subsequent phases after the arrival and installation of our manufacturing equipment. Following the delivery and installation of this equipment to our Manufacturing Facility, we plan to assemble battery packs with the components supplied to us by Highstar, and subsequently to launch our battery products with the proprietary battery technology licensed from Highstar. We no longer anticipate placing purchase orders for battery packs from Highstar and expect to forego Phase 1A as set forth in the Supply Agreement. Therefore, we do not expect anticipated increases in Section 301 import tariffs on battery packs to impact this foregone stage of development in our Manufacturing Facility (Phase 1A).

With respect to Highstar’s shipment of battery components to the Company in Phase 1B, the Company believes that import tariffs on Highstar’s battery components will not be at the same levels as import tariffs on entire, complete battery packs, and that therefore assembling imported Highstar battery components and manufacturing batteries in the United States under the Company’s label will still be competitive.

Pursuant to the Supply Agreement, we agreed to use our best efforts to secure financing to fund Phase 2, and prior to such funding, we would negotiate with Highstar in good faith to reach an agreement to include: (i) Highstar’s granting of a license within in the United States, Canada, Mexico and the Caribbean islands of its proprietary battery cell manufacturing technology to us; and (ii) our issuance of a minority equity ownership posision in the Company to Highstar or a third party entity designated by Highstar. As of the date of this Offering Circular, we do not have a separate license agreement providing for the license arrangement described in this paragraph.

We currently anticipate the below timeframes for the various phases of development of our Manufacturing Facility referenced in the Supply Agreement: (i) Phase 1B: August of 2024 to November of 2024; (ii) Phase 2: November of 2024 to October of 2025; and (iii) Phase 3: October of 2025 to April of 2026. These timeframes remain subject to change.

For a more detailed discussion of the terms of the Supply Agreement, see “Item 8 – Description of Business” above. The Supply Agreement is filed as Exhibit 6.1 hereto.

Our business alliance with Highstar gives us access to Highstar’s proprietary battery technology and the ability to sell and manufacture battery products under our own brand label. Last year, Highstar generated approximately $50 million in revenue from selling battery packs to U.S. customers, and we anticipate that we will benefit significantly from Highstar’s introduction to and referral of its North American clients to us.

Some Considerations

There is the possibility that technological advances may render the above-mentioned technology obsolete or less competitive. For that reason, and in order to keep up with technological changes and evolving industry standards within the lithium-based battery market, the Company plans to maintain a continuous program of research and development in the alternative energy area. Towards this end, the Company is currently negotiating for the licensing and/or acquisition of innovative solid-state lithium battery technology and solar energy technology.  Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth.

If we are not sufficiently funded, it will be difficult to implement its business plan. If we are unable to meet our future capital requirements, our ability to grow might be limited and it could have a materially adverse effect on our financial position and operations. Towards that end, the Company has engaged outside financial experts and specialized organizations to assist it in securing the requisite funding for its purposes.

Based on current political realities - e.g., the present state of relations between the United States and China - there is the distinct possibility that our ability to fulfill orders could be adversely impacted.  Therefore, the Company is developing secondary sources for all components so as to be independent of disruptions in the supply chain.

Operating Results

Six months ended June 30, 2024

Six months ended June 30, 2024
Revenue	$0
Cost of Revenue	$0
Total operating expenses	$455,427
Other income (expenses)	$0
Interest expense	$0
Income tax	$0
Net Income (Loss)	$(455,427)
Foreign currency exchange	$0
Earnings per share, basic	$-0.01
Earnings per share, diluted	$-0.01

Year ended December 31, 2023

Year ended December 31, 2023
Revenue	$0
Cost of Revenue	$0
Total operating expenses	$261,601
Other income (expenses)	$0
Interest expense	$0
Income tax	$0
Net Income (Loss)	$(261,601)
Foreign currency exchange	$0
Earnings per share, basic	$-0.73
Earnings per share, diluted	$-0.007

Revenue

The Company did not have any revenue for the six month period ended June 30, 2024 or the fiscal year ended December 31, 2023.

Cost of Revenue

For the six month period ended June 30, 2024, the Company did not have any cost of revenue. During the year ending on December 31, 2023, our cost of revenue was $0.

Operating Expenses

The Company's operating expenses for the six month period ended June 30, 2024 was $455,427. These operating expenses primarily consisted of Regulation A related expenses, rent, and contract labor expenses.

The Company’s operating expenses for the year ending on December 31, 2023 totaled $261,601. Our operating expenses for the year ending on December 31, 2023 primarily consisted of rent, legal and professional fees, contract labor fees, and advertising fees.

The primary reason for the increase in operating expenses from the year ending on December 31, 2023 to the six months ended June 30, 2024 was our incurrence of Regulation A related expenses, increase in rent payments and advertising expenses.

Sales and marketing expenses

For the six month period ended June 30, 2024, the Company had no sales expenses. Our advertising expenses for the six month period ended June 30, 2024 was $10,202. During the year ending on December 31, 2023, we had no sales expenses and our advertising expenses were $34,679.

Other Income and Expenses

For the six month period ending on June 30, 2024 and for the year ending on December 31, 2023, our interest expense was $0.

For the six month period ending on June 30, 2024 and for the year ending on December 31, 2023, we recorded other expenses of $0.

Income Tax

Our income taxes were $0 for the six month period ending on June 30, 2024 and for the year ending on December 31, 2023.

Net Income

The Company recorded a net loss of $455,427 for the six month period ending on June 30, 2024 and a net loss of $261,601 for the year ending on December 31, 2023.

Total Assets

For the six month period ending on June 30, 2024, the Company’s total assets amounted to $2,158,863, comprised of total current assets in the amount of $823,163 and investments totaling $1,335,700. For the year ending on December 31, 2023, our total assets amounted to $2,180,599. Total assets for the year ending on December 31, 2023 were comprised of current assets and fixed assets. Current assets for the year ending on December 31, 2023 amounted to $54,799 and fixed assets (investments) amounted to $1,335,700.

Total Liabilities

For the six month period ending on June 30, 2024, our liabilities totaled $500,337, consisting of long-term debt and loans due to others. For the year ending on December 31, 2023, our liabilities totaled $500,337, consisting of long-term debt and loans due to others.

Net Cash Used in Operating Activities

Net cash used in operating activities was $(455,426) for the six month period ending on June 30, 2024. Net cash used in operating activities was $(1,052,001) for the year ending on December 31, 2023.

Net Cash Flow Provided By Investing Activities

For the six months ended June 30, 2024 and the year ending on December 31, 2023, net cash provided by investing activities was $0.

Net Cash Flow Provided by Financing Activities

For the six months ended June 30, 2024, net cash provided by financing activities was $433,690. Net cash provided by financing activities was $1,106,500 for the year ending on December 31, 2023.

Liquidity and Capital Resources

At present, the Company requires additional funding in order to fully implement its business plans. The Company is addressing its capital requirements by raising money from the following sources: capital contributions of principals, investment from private investors, including, but not limited to the present Offering and through the issuance of equity, equity-related or debt securities and through obtaining credit from financial institutions in the future.

As of June 30, 2024, the Company’s commitments for capital expenditures included: (i) a monthly payment of approximately $45,000 for building and utilities on the leased premises in Norfolk, Virginia; (ii) a $3,000,000 equipment purchase for which monthly payments are due over the course of 24 months; and (iii) yearly salaries for employees and payments to third-party consultants, which salaries total approximately $3,000,000 per annum.

Plan of Operations

We will commence manufacturing operations in the Manufacturing Facility after delivery and installation of equipment and materials, which is currently anticipated to be in October of 2024. Starting with a modest, but realistic, product line ensures that the Company’s battery products are compliant with our safety standards and meet our quality expectations while offering reliable and cost-effective technology solutions to consumers.

After the anticipated delivery of our equipment and materials to the Manufacturing Facility in October of 2024, we expect to begin manufacturing our products in November of 2024. We expect that our initial production capacity will be approximately 70,000 units, or up to 700 megawatt hours (MWh) batteries per year. This level of production translates to approximately $100 million in revenue based on a current market pricing of $150 per kilowatt hour.

In and after 2025, we plan to add additional production lines to our business, customize battery packs for new customers, start manufacturing battery cells, and secure domestic sources for Lithium and other battery components. We plan to initiate and use second and third production lines of equipment once our initial production line is functioning at peak efficiency at the requisite quality and safety levels.

We expect that the proceeds from this Offering will be adequate to satisfy our cash requirements for the twelve months following commencement of the Offering.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Trend Information

The Company is currently in the process of building out its manufacturing facility, and has yet to quantify any trends in production, sales or inventory. For the current financial year, completing the build-out and installing the assembly line is a necessary precursor to a comprehensive sales effort. While no significant delays are anticipated, the following events/uncertainties could have a material impact on sales, affecting revenues:

1.	Construction delays: Pertaining to the availability of local labor and construction materials needed to complete the factory build-out, any unforeseen event affecting construction schedule would delay revenues in the near term.

2.	Shipping delays: Shipment of manufacturing equipment/assembly line is being coordinated in conjunction with the factory construction. Any geopolitical or logistical event that negatively impacts international freight shipping would delay initial revenues in the near term.

Congruent with these logistical factors, the Company’s need for additional capital funding is another factor which might affect near term revenues; delays in further capitalization might postpone revenues and impact the company’s financial position.

Absent a significant and relevant operating history, it is difficult to predict future operating results. While a strong demand for the Company’s products is certain, falling short of achieving economic success through the sale of its products would adversely affect the Company’s financial performance.

ITEM 10.

DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

Our Board of Directors (the “Board”), executive officers and significant employees, their positions and ages as of the date of this Offering Circular, their terms of office, and their approximate hours of work per week are as follows:

Name	Position	Age	Term of Office
James S. Coleman	Chief Executive Officer, President, and Director (Chairman)	67	Began April 2023
Peter Lau	Chief Financial Officer and Director	70	Began April 2023
Craig Hutchinson	Chief Operating Officer	66	Began April 2023
Dr. Lei Chen	Chief Technology Officer	64	Began April 2023
Richard S. Marten	Director	72	Began April 2023
Dr. Joshua M. Levy	Director	51	Began April 2023
James A. Coleman	Secretary, Treasurer, Director, and Controller[1]	28	Began April 2023

[1]	A Controller is not an executive officer of the Company.

Executive Officers

James S. Coleman, Chief Executive Officer, President

James S. Coleman is the Company’s Chief Executive Officer and President in addition to Director (Chairman) and has served in these positions since April of 2023. Mr. Coleman has over 35 years of experience as an investment banker and dealing with all players in the investment community. He has interacted with major and middle tier brokerage firms both institutionally and on a retail basis, focusing on the areas of real estate, the uplisting of public companies, compliance with government agencies like the SEC, FINRA and NASDAQ, and investor relations. Mr. Coleman previously held Series 3, 4, 7, 8, 24 and 63 licenses.

Mr. Coleman currently serves as a Managing Partner of Star Circle Advisors (“Star Circle Advisors”), a private investment consulting and financing advisory firm, since March of 2020. Star Circle Advisors provides advisory services in areas such as mergers and acquisitions, initial public offerings, alternative public offerings, special purpose acquisitions companies, and investment banking advisory. The firm primarily caters to infrastructure energy, food, water, waste, construction and transport, media, technology, medical-related, and biopharmaceutical industries. As its Managing Partner, Mr. Coleman provides financial advisory and consulting services and contributes essentially to building client relationships. Prior to 2020, Mr. Coleman served as an independent financial consultant for various firms.

In November of 2021, Mr. Coleman helped found Inspire Veterinary Partners Inc (“Veterinary Partners”), a company which owns and operates veterinary hospitals throughout the United States, in November of 2021. He served as a director of Veterinary Partners from inception to August of 2023.

During the course of his long career in the securities and financial related industries, Mr. Coleman has worked as a retail broker, Branch Manager, trader and investment banker. He has helped companies raise funding through private placements and taken companies public (through initial public offerings), guided companies through leveraged buyouts and mergers and acquisitions, including a leveraged buy-out of a division of AT&T. Additionally, he has been an Associate Broker in the New York real estate market. Mr. Coleman was formerly Executive Director of the Yangtze River Port and Logistics Limited (YRIV) from 2015 to 2019.

Mr. Coleman earned his Bachelor of Arts degree from Allegheny College in 1978.

Peter Lau, Chief Financial Officer, CPA

Peter Lau is the Company’s Chief Financial Officer in addition to Director, and has served in these roles since April of 2023. Mr. Lau is a Certified Public Accountant with over 40 years of experience in the management and the financial services industry.

Mr. Lau currently serves as the Managing Partner of Star Circle Advisors, a role he has held since March of 2020. As Managing Partner, Mr. Lau guides the firm’s operational and strategic business decisions and direction. Prior to Star Circle Advisors, Mr. Lau was Managing Director of Investment Banking at Buckman, Buckman and Reid for 20 years, a position in which he contributed to relationship-building with clients and focused on revenue generation.

Mr. Lau was previously a licensed investment banker and has held Series 7, 63 and 79 registrations. During the course of his career as an investment banker and financial advisor, Mr. Lau led or participated in the raising of hundreds of millions of dollars in debt and equity in various industries, and specialized in the areas of technology and entertainment (the film and music industries). He was the lead banker for a number of mergers and acquisitions as well as a number of IPOs, APOs and SPAC offerings. In the 1980s, Mr. Lau worked at the United States Department of Commerce, specifically servicing the Asian American community.

Mr. Lau earned his Bachelor of Science degree in 1976 and Master of Science in Professional Accounting degree in 1978, both from University of Hartford.

Craig Hutchison, Chief Operating Officer

Craig Hutchison is the Company’s Chief Operating Officer, a role he has served in since April of 2023. Mr. Hutchison is a former Black Hawk helicopter pilot and operations officer for the U.S. Army and served in Operation Desert Storm. Mr. Hutchison has over 25 years of experience in business development, operations management, customer experience, financial analysis and strategic planning. From 2017 to 2021, Mr. Hutchison served as the Senior Director of Operations at United Aviation Services. In this position, he led all aspects of the company’s operations to include recruitment, trainings, Remain Overnight cleaning, operations management, quality control, biohazards, customer relations, lavatory and water, as well as budgeting.

Mr. Hutchison has spent the past two decades as a leader in the aviation industry, serving as Vice President for both Evergreen International Airlines and Sierra West Airlines. He served as Director for Aramark from 2005 to 2010 and later Senior Director from 2016 to 2022 managing the cleaning contract for Delta Airlines, overseeing two of the largest accounts in the world, Atlanta and Minneapolis. From 1992 to 2021, Mr. Hutchison also worked closely with government organizations at both the state and federal level to include TSA, Customs, DOT, FAA and DEA.

Mr. Hutchison earned his Bachelor of Arts degree from California State University, East Bay in 1981.

Dr. Lei Chen, Chief Technology Officer

Dr. Lei Chen is the Company’s Chief Technology Officer and has served in this role since April of 2023. He is one of the foremost battery experts in North America.

Dr. Lei Chen has been advising Cenntro Automotive Group (“Cenntro”), an electric vehicle company, since its inception in 2013, and joined the Company as Chief Scientist and Strategist in 2016. In these roles, he is responsible for technology development, guiding business direction and devising business strategy. He established Cenntro’s “cradle-to-grave” vehicle lifecycle management, used to evaluate the environmental footprint of Cenntro’s automobile products, Direct-Drive OS and distributed manufacturing. With his innovative integration of technology, operations and business, the Company was able to reduce the cost of its vehicles by more than 50% and tripled its income per vehicle, with nearly 500 250 patent applications s under his supervision.

Prior to Cenntro, Dr. Chen worked as a business development consultant for Pinnacle Engines (“Pinnacle”), a Silicon Valley startup with game-changing ICE (Internal Combustion Engine) innovations that could make hybrid systems obsolete. Prior to Pinnacle, Dr. Chen worked as VP Business Development for KLD Energy Technologies, a tech startup with superior EV drivetrain technology.

From the latter part of the year in 2022 to 2023, Dr. Chen worked for XOS Trucks, Inc as an independent consultant to build the largest and most advanced automobile Li-ion battery packs with A/C and fire extinguisher controls. As an independent consultant for XOS Trucks, Inc, Dr. Chen applied his consulting experience during his time at a different battery production facility, K2 Battery in China.

Dr. Chen holds a teaching position at the University of Texas at Austin’s business school, cultivating technologists into entrepreneurs via a program now known as the IC2 Institute. Additionally, he has taught electric vehicle executive classes at Tsinghua University and has been invited as a speaker and panelist at several electric vehicle conferences. Dr. Chen earned his Ph.D. in Physics from the University of Texas at Austin, and he began his career as a spectroscopy researcher for the Strategic Defense Initiative (commonly called the Star Wars Program). He received his Bachelor of Science degree from Shandong University in 1982.

James A. Coleman, Secretary, Treasurer, Controller, and Director

James A. Coleman is the Company’s Secretary, Treasurer, and Controller in addition to Director, roles he has served in since April of 2023. Since the Company’s inception, Mr. Coleman has served as a business analyst, researching and reviewing various avenues in the alternative energy industry, observing economic trends and forecasts and interpreting data to identify trends and ensure the Company’s viability in the industry. Prior to working for the Company, Mr. Coleman was a Business Analyst for BNY Mellon from 2022 to 2023, where he was responsible for reviewing risk events for BNY Mellon on a daily basis. Mr. Coleman was also previously an Offensive Line Coach for the Peters Township, Pennsylvania football team from 2022 to 2023.

Mr. Coleman earned his Bachelor of Arts degree in History from Duquesne University in 2018. He received his Master in Business Administration from Shorter University in 2021.

Board of Directors

James S. Coleman, Director (Chairman)

James S. Coleman is the Chairman of the Board and also serves as our Chief Executive Officer and President. He has served in these positions since April of 2023. Please see above for Mr. Coleman’s full biography.

Peter Lau, Director

Peter Lau is a Director and also serves as our Chief Financial Officer, having served in these positions since the Company’s inception on April 13, 2023. Please see above for Mr. Lau’s full biography.

Richard S. Marten, Director

Richard S. Marten is a Director of the Company and has served in this position since April of 2023. As an attorney and business consultant, Mr. Marten has represented clients in such diverse areas as real estate development and syndication, public underwriting, motion picture and television production and distribution, national food distribution, satellite communications, oil and gas, solar energy, and manufacturing. He has negotiated financing and structured business agreements on behalf of clients with major banks and financial institutions and advised in the establishment of several federally chartered Small Business Investment Companies (SBICs).

Mr. Marten currently serves as Chairman of PrimeStar Technologies, a company engaged in technology development and licensing, a role he has held for PrimeStar and its predecessor company since 2002. He has also served as Managing Partner of Star Circle Advisors since 2020.

Mr. Marten earned his Juris Doctor from Benjamin Cardozo School of Law in 1979 and was admitted to the New York State Bar in 1980. He received his Bachelor of Arts degree from Vassar College in 1974. and is a Managing Partner of Star Circle Advisors.

Dr. Joshua M. Levy, Director

Dr. Levy is a Chemical Engineer working professionally in the scientific field. He received two degrees from the University of Oregon, a Bachelor of Science in Neurobiology and a Masters degree in Chemistry, both in 1995. He received his Ph.D. from the California Institute of Technology in Chemical Engineering in 1999.

Dr. Levy has served as Chief Technology Officer of PrimeStar Technologies, a company engaged in technology development and licensing, since 2002. In this role, he is responsible for the design, construction and commissioning of a new proprietary separator coating and cathode binder used in Li-ion batteries.

During the course of his career, Dr. Levy formed close relationships with executives at the highest level of international financial institutions, such as Citigroup. In connection with his role as Chief Technology Officer of Primstar Technologies, Dr. Levy resided in Beijing from 2014 to 2017, and developed high level relationships within the Chinese chemical industry and with ministries of the Central Government of China.

James A. Coleman, Director

James S. Coleman is a Director and also serves as our Secretary, Treasurer, and Controller. He has served in these positions since April of 2023. Please see above for Mr. Coleman’s full biography.

Family Relationships

Mr. James S. Coleman (our Director, Chief Executive Officer, and President) and Mr. James A. Coleman (our Director, Secretary, Treasurer, and Controller) are father and son, respectively. There are no other all family relationships existing between any Directors, executive officers, and significant employees named above.

ITEM 11.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the annual compensation of each of the three highest-paid persons who were executive officers or members of the Board during the Company’s last completed fiscal year:

Name	Capacities in which compensation was received	Cash compensation (2023)	Other compensation (2023)	Total compensation (2023)
James S. Coleman	Chief Executive Officer, President	$17,000	$0	$17,000

James A. Coleman	Controller	$13,000	$0	$13,000

No other directors or executive officers other than James S. Coleman were given compensation in the Company’s last completed fiscal year.

We have plans to compensate the following executive officers as set forth in this table, for the current fiscal year:

Name	Capacities in which compensation was received	Cash compensation (2024)	Other compensation (2024)	Total compensation (2024)
James S. Coleman	Chief Executive Officer, President	$180,000	$0	$180,000

Peter Lau	Chief Financial Officer	$180,000	$0	$180,000

Craig Hutchinson	Chief Operating Officer	$150,000	$3,596,400	$4,106,400

Dr. Lei Chen	Chief Technology Officer	$120,000	$3,596,400	$4,076,400

ITEM 12.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of outstanding voting securities owned beneficially as of the date of this Offering Circular by (i) all Company executive officers and directors as a group, individually naming each director or executive officer who beneficially owns more than 10% of any class of the Company’s voting securities, and (ii) any other securityholder who beneficially owns more than 10% of any class of the Company’s voting securities.

Unless otherwise indicated, the stockholders listed below possess sole voting and investment power with respect to the shares of capital stock they own.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Amount of beneficial ownership acquirable	Percent of class(1)
Common Stock(2)	James S. Coleman (through Best Future Investment LLC), Chief Executive Officer, President, and Director(3)	10,675,000	0	29.65%
Common Stock(2)	Nancy Loewenberg(4)	8,497,325	0	23.60%
Common Stock (2)	Fuza Holdings, LLC (5)	8,497,325	0	23.60%
Common Stock (2)	Directors and executive officers as a group	16,595,000	0	46.09%
Series A Preferred Stock(6)	James S. Coleman, Chief Executive Officer, President, and Director(3)	400	0	40.0%
Series A Preferred Stock(6)	Richard S. Marten, Director(4)	250	0	25.0%
Series A Preferred Stock(6)	Joshua M. Levy, Director (5)	250	0	25.0%
Series A Preferred Stock(6)	Directors and executive officers as a group	1,000	0	100%

(1)	Percentage is rounded up to the nearest tenth digit.
(2)	Holders of Common Stock have one (1) vote per Share.
(3)	c/o 3321 East Princess Anne Road, Section 1B, Norfolk, VA 23502.
(4)	c/o 3321 East Princess Anne Road, Section 1B, Norfolk, VA 23502.
(5)	c/o 3321 East Princess Anne Road, Section 1B, Norfolk, VA 23502.
(6)	Holders of Series A Preferred Stock have 10,000 votes per share. The Series A Preferred Stock shareholders must hold 50.1% of the Company’s voting power to continue to control the outcome of matters submitted to shareholders for approval and the ability for the Company to issue Series A Preferred Stock in the future.

Changes in Control

There are no present arrangements or pledges of any of our securities, equity or debt, that may result in a change in our control.

Legal and Disciplinary History of Our Executive Officers and Directors

None of our executive officers or directors have any legal or disciplinary history.

ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

Promissory Note with Richard S. Marten

On April 12, 2024, the Company issued a promissory note to Richard S. Marten in the amount of $125,000 (the “Marten Note”). Pursuant to the terms of the Marten Note, Mr. Marten lent the Company $100,000 in consideration for the Company’s issuance of the Marten Note. Company is required to repay to Mr. Marten the principal amount on or before September 1, 2024, and the Company may elect to prepay the Marten Note if it receives funding prior to September 1, 2024. On August 6, 2024, the Company and Mr. Marten entered into an amended and restated promissory note (“A&R Marten Note”). Pursuant to the terms of the Amended and Restated Marten Note, the maturity date was changed to December 1, 2024. Additionally, if the Company fails to make the required repayment on the principal of this note on or before September 1, 2024, the Company will pay Mr. Marten $3,333.33. If the Company further fails to make the required repayment on the principal of this note on or before October 1, 2024, the Company will pay Mr. Marten an additional $3,333.33. If the Company further fails to make the required repayment on the principal of this note on or before December 1, 2024, the Company will pay Mr. Marten an additional $3,333.33. The Marten Note is filed as Exhibit 3.4 and the A&R Marten Note is filed as Exhibit 3.6.

The Company is deemed in default of the A&R Marten Note on the occurrence of any of the following events: (i) the Company fails to make repayment on the principal amount owed on the A&R Coleman Note; (ii) the Company makes an assignment for the benefit of credits or is unable to, or admits in writing its inability to pay its debts as they become due; (iii) the Company commences any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action is commenced against the Company; or (iv) the Company suffers a receiver to be appointed for it or for any of its property or suffers a garnishment, attachment, levy, or execution. Upon such default, Richard S. Marten may declare the entire amount due and owing under the A&R Marten Note to be immediately due and payable.

Promissory Note with James S. Coleman

On March 1, 2024, the Company issued a promissory note to James S. Coleman in the amount of $350,000 (“Coleman Note”). Pursuant to the terms of the Coleman Note, Mr. Coleman lent the Company $200,000 in consideration for the Company’s issuance of the Coleman Note. The Company is required to repay to Mr. Coleman the principal amount on or before September 1, 2024, and the Company may elect to prepay the Coleman Note if the Company receives funding prior to September 1, 2024. On August 6, 2024, the Company and Mr. Coleman entered into an amended and restated promissory note (the “A&R Coleman Note”). Pursuant to the terms of the A&R Coleman Note, the maturity date of the Coleman Note was extended to December 1, 2024. Additionally, if the Company fails to make the required repayment on the principal of the A&R Coleman Note on or before September 1, 2024, the Company will pay James S. Coleman interest in the amount of 1.5% per month on any portion of the unpaid principal amount on the A&R Coleman Note. The Coleman Note is filed as Exhibit 3.3 and the A&R Coleman Note is filed as Exhibit 3.5.

The Company is deemed in default of the A&R Coleman Note on the occurrence of any of the following events: (i) the Company fails to make repayment on the principal amount owed on the A&R Coleman Note; (ii) the Company makes an assignment for the benefit of credits or is unable to, or admits in writing its inability to pay its debts as they become due; (iii) the Company commences any case, proceeding, or other action under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or any such action is commenced against the Company; or (iv) the Company suffers a receiver to be appointed for it or for any of its property or suffers a garnishment, attachment, levy, or execution. Upon such default, James S. Coleman may declare the entire amount due and owing under the A&R Coleman Note to be immediately due and payable.

ITEM 14.

SECURITIES BEING OFFERED

General

The following description summarizes important terms of the Shares. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Articles of Incorporation and bylaws (“Bylaws”), which have been filed as exhibits to the Offering Statement. For more detailed information, please refer to these documents, which are attached to the Offering Statement as exhibits.

As of the date of this Offering Circular, the Company is authorized to issue 160,000,000 shares of capital stock in the aggregate, consisting of: (i) 150,000,000 Shares (36,007,641 of which are issued and outstanding) and (iii) 10,000,000 shares of preferred stock (of which 1,000 are designated as Series A Preferred Stock and 1,000 are issued and outstanding).

We have not paid either a cash dividend or a stock dividend; effected a recapitalization of our securities; entered into a merger; acquired any material asset, partnership, or corporation; effected a spin-off; or performed a reorganization from the date of our formation. With the exception of the contemplated acquisition of material assets, as described in this Offering Circular, no such acts or activities are being contemplated for the future.

This Offering relates to the offer and sale of up to 2,000,000 Shares at $10 per Share.

Shares

Number Offered in the Offering. The number of Shares subject to the Offering is 2,000,000.

As of the date of this Offering Circular, 36,007,641 shares of Shares are issued and outstanding.

Voting Rights. The holders of Shares are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. By contrast, holders of our Series A Preferred Stock have supervoting rights, having 10,000 votes per share held.

Dividend Rights. Holders of Shares are entitled to receive, ratably with holders of the Shares, those dividends, if any, that may be declared from time to time by the Board out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Shares would be entitled to share ratably, with holders of the Shares and Series A Preferred Stock, in the net assets legally available for distribution to holders of the Shares and Series A Preferred Stock after the payment of all of our debts and other liabilities.

Other Rights. Holders of Shares have no preemptive, conversion or subscription rights, nor do any redemption or sinking fund provisions apply to the Shares. The rights, preferences, and privileges of the holders of Shares would be subject to, and could be adversely affected by, the rights of holders of shares of a class of capital stock to be issued in the future (although the Company has no current plans to do so) or to the rights of holders of shares of a series of preferred stock.

Shares Eligible for Future Sale

As of the date of this Offering Circular, no class of our capital stock has any public market, and no such capital stock are traded on any exchange or on an over-the-counter (OTC) market or quotation service. We can provide no assurance that the Shares will ever be listed on a stock exchange or quoted on an OTC market or other quotation service. We currently do not intend to seek trading privileges at any stock exchange, OTC market or quotation service.

We cannot predict the effect, if any, that market sales of Shares, or the availability of Shares for sale, will have on their prevailing market price from time to time. Nevertheless, sales of a substantial number of the Shares, including the issuance of Shares upon the exercise of options or warrants outstanding at the time, or the perception that any such sales or issuances could take place in the public market after this Offering concludes, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

If all offered 2,000,000 Shares are sold in this Offering, at least 38,007,641 Shares will be outstanding, together with an indeterminate number of Bonus Shares. The number of Shares in the preceding sentence expected to be outstanding upon completion of this Offering assumes: (i) the sale of 2,000,000 Shares, the maximum offered for sale during the Offering; and (ii) the issuance of no Bonus Shares.

Trading Suspensions; Administrative Actions

Neither the Company nor its officers or directors are, and at no time have any of them been, subject to any trading suspension order or any other type of administrative action or order issued by the Commission or FINRA.

LEGAL MATTERS

Certain legal matters with respect to the Shares will be passed upon by the law firm of Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The Company’s financial statements for the year ended December 31, 2023, included in this Offering Circular, are audited financial statements prepared by Brickstone & Associates, LLP, an independent registered public accounting firm.

REVIEWED FINANCIAL STATEMENTS

OF

LION POWER SYSTEMS (NV), INC.

(A NEVADA CORPORATION)

JUNE 30, 2024

PREPARED BY

BRICKSTONE & ASSOCIATES, LLC

43335 CHOCKBERY COURT SUITE 110

ASHBURN VA 21047

TELEPHONE (202) 445-6440

LION POWER SYSTEMS (NV), INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Management of
Lion Power Systems, Inc

We have reviewed the accompanying financial statements of Lion Power Systems, Inc., which comprise the balance sheet as of June 30, 2024, and the related statements of income, changes in shareholders’ equity and cash flows for the year then ended and the related notes to the financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the reviews in accordance with the Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require me to perform procedures to obtain limited assurance as a basis for reporting whether we were aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for my report.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

September 30, 2024

Ashburn VA USA

VA 134338

LION POWER SYSTEMS (NV), INC.
BALANCE SHEET
AS OF JUNE 30, 2024

ASSETS
CURRENT ASSETS

Cash in Bank	$32,763
Accounts Receivable	-
Loans Due from Others	790,400
Inventory	-

Total Current Assets	823,163

Net Fixed Assets	-

Investments	1,335,700

TOTAL ASSETS	$2,158,863

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Total Current Liabilities	$-

LONG-TERM LIABILITIES

Due to Others	250,000
Long Term Debt	250,337

Total Long-term Liabilities	500,337

TOTAL LIABILITIES	$500,337

SHAREHOLDERS EQUITY
Common Stock, $0.0001 par value 100 million shares authorized, 36,001,141 shares issued and outstanding	3,552
Common Stock issued	1,618,870
Additional Paid-In Capital	491,531
Net Income (Loss)	(455,427)
Total Shareholders’ Equity	1,658,526

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,158,863

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.
INCOME STATEMENT

FOR THE PERIOD ENDING JUNE 30, 2024

INCOME:

Sales	$-
Less: Cost of Goods Sold	$-
Gross Profit	$-

EXPENSES:

Accounting	11,250
Advertising	10,202
Banking Fees	300
Business Registration	1,678
Consulting Fees	10,000
Contract Labor	52,000
Depreciation	0
Investment Fees	2,000
Lease Payment	15,000
Leasehold Improvements	0
Legal Fees	0
Meals and Entertainment	100
Moving Expenses	0
Reg A Related Expenses	109,666
Rent	221,265
Shipping Expenses	820
Software and Apps	852
Supplies	811
Travel	19,484

TOTAL OPERATING EXPENSES	$455,427

NET INCOME (LOSS)	$(455,427)

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
AS OF JUNE 30, 2024

June 2024 Shareholder’s Equity
Common Stock, $0.0001 par value 100 million shares authorized, 36,006,147 shares issued and outstanding	$3,552
Common stock	1,618,870
Additional Paid in Capital	491,531
Net Income (Loss)	(455,427)
Total Shareholders” Equity	$1,658,526

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.
STATEMENTS OF CASH FLOW
JUNE 30, 2024

June 2024
Cash Flows from Operating Activities
Net Income (Loss)	$(455,426)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Depreciation & Asset Amortization	-
(Increase) decrease in accounts receivable	-
(Increase) decrease Loans from others	-
Increase (decrease) in accounts payable	-
Net Cash Provided (Used) by Operating Activities	(455,426)
Cash flow from Investing Activities
Net Investment Account	-
Purchase of Property and Equipment	-
Net Cash Provided (Used) by Investing Activities	-
Cash flow from Financing Activities
Long Term Debt	-
Proceeds from equity investment	433,690
Net Cash Provided (Used) by Financing Activities	433,690
NET INCREASE (DECREASE) IN CASH	(21,736)
CASH, BEGINNING OF YEAR	54,499
CASH, END OF YEAR	$32,763

Supplemental disclosures of cash flow information:
Cash paid during the year for: Interest expense	$-

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies

A summary of the Company’s significant accounting policies was consistently applied in the preparation of the accompanying financial statement.

Nature of Business

Lion Power Systems (NV), Inc. is an American alternative energy company founded and incorporated in Nevada on April, 13, 2023 to bring to market products based on Lithium-ion battery technology.

In July of 2023, the Company entered into an arrangement with Jiangsu Highstar Battery Manufacturing Co., Ltd. (Highstar), a major manufacturer of Ni-MH batteries, Ni-CD batteries, Lithium-polymer and Li-ion batteries, as well as battery cells, parts, related materials. Under an exclusive License Agreement, Lion owns the exclusive right to sell, distribute and manufacture battery packs based on Highstar’s proprietary technologies in North America, Mexico and the Caribbean islands. Highstar has spent tens of millions of dollars and decades to develop this technology.

As its inaugural product, based on breakthrough lithium materials chemistry and ground-breaking system design, LPS now offers game-changing energy storage solutions that deliver a combination of high power, excellent safety and long life with a range of applications, including:

●	Solar power solutions
●	Microgrids
●	Home energy storage
●	Golfcarts
●	RVs
●	Marine
●	Industrial batteries

Additionally, LPS has the capability and the flexibility to tailor any battery configuration to address the customer’s unique needs. LPS offers innovative and customized energy storage solutions that pave the way for a greener and more efficient future, and which help to reduce the human impact on the environment.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The company’s fiscal year-end is December 31.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

During the period ending June 30, 2024, the Company adopted Accounting Standards Update (ASU) 2014- 01, “Revenue from Contracts with Customers” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers (ASC Topic 606) and supersedes most current revenue recognition guidance (ASC Topic 605). ASC Topic 606 outlines the following five- step process for revenue recognition:

●	Identification of the contract with a customer.
●	Identification of the performance obligations in the contract.
●	Determination of the transaction price.
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, the Company satisfies the performance obligations.

The Company primarily records revenue from its long-term construction projects and service contracts over time as various performance obligations are fulfilled. As of the date of these financial statements, the Company has generated or recognized $0.00 in revenue, and has not executed any revenue producing contracts.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. On June 30, 2024, the Company had no items, other than bank deposits, that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts that may, at times, exceed federal insured limits.

Due from Others

As of June 30, 2024, the Company had an outstanding note in the amount $790,400 from Keplar Global Partners due on September 15, 2024. The Company does not believe any allowance for uncollectible is currently unnecessary.

Inventory

Inventory is stated at the lower of cost or net realizable value and is accounted for using the first-in-first- out method (“FIFO”). The Company analyzes inventory per any potential obsolescence, and records impairment and obsolescence reserve against inventory as deemed necessary. During the period ended June 30, 2024, the Company had no on-hand inventory, thus determined that no such impairment charges were necessary.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the period ended June 30, 2024, the Company recognized $10,202 in advertising costs.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred.

Income Tax Uncertainties

The Company follows FASB guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company’s tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Equipment and Vehicles

Construction Equipment and Vehicles is recorded at cost. The cost of equipment and vehicles is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the Modified Accelerated Cost Recovery System (MACRS) for financial as well as for income tax basis. Office equipment has an estimated useful life of approximately five (5) years vehicles have an estimated useful life of approximately five (5) years and furniture and fixtures have estimated useful life of approximately seven (7) years.

Maintenance and repairs are charged to operations when incurred. Betterment and renewals are capitalized. When property, plant and equipment is sold or otherwise disposed of, the assets account and related account are relieved, and any gain or loss is included in operations.

Credit Risk and Concentrations

Financial Instruments with potentially subject the Company to credit risk consist primarily of cash and accounts receivable. The company extends credit to customers after an evaluation of credit worthiness; however, the Company does not require collateral or other security from its customers. The Company maintains its cash in an FDIC financial institution.

Deferred Taxes

Deferred Taxes is provided on the deferral method in respect of timing differences between profits as computed for taxation purposes and profits as stated in the financial statements, to the extent that the liability is expected to be payable in the foreseeable future. Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. In lieu of corporation income taxes, the shareholders of an “S” corporation are taxed on their proportionate share of the company’s taxable income. Therefore, no provision of liability for federal and state income taxes has been included in these financial statements. Accordingly, there are no deferred taxes as well.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Operating Rent

The Company is currently renting the premises where it This lease is a triple net lease where the company is responsible for real estate taxes and insurance. The annual rental on the lease is $493,388.56. There is no escalation clause in the lease. As of June 30, 2024, the rent expenses was $221,265. There exist minimum future rental payments under non-cancelable operating leases for the next five years

Notes Payable and Due to Founders

Schedule of current and long-term loans payables. These loans have the option of being converted into equity of Lion Power Systems (NV), Inc. Total notes payable and due to founders as of June 30, 2024, are $250,000 and $250,337 respectively.

Recent Accounting Pronouncements

The Financial Accounting Standards Board periodically issues updated guidance or new accounting standards updates (ASUs) that impact financial reporting requirements. Other than various technical corrections issued recently, the Company is not aware of any recently issued accounting pronouncements that are expected to have a significant and material impact on the Company’s financial statements.

Note 2 – Shareholders’ Equity

To maintain transparency and accuracy in financial reporting, including disclosing any significant non-monetary contributions that will impact on the company’s value. The company authorized 100 million common shares at $0.0001 par value and issued 36,006,147 shares at par for $3,552, common shares issued for services and investment valued at $1,618,870 with additional paid in capital of $491,531. Lion Power Systems NV, Inc.’s management has issued shares to its founders and key management staff.

Listed below is the schedule of the shares that have been allocated.

Note 2 – Shareholders’ Equity (CONTINUATION)

Share Allocation
	As of June 2024
Description	Value	Total Shares	Total

Founders	$0.0001	33,000,000	$3,300
Employees	$0.0001	2,520,000	$252
Investments	$3.3300	401,111	$1,335,700
Consultants	$3.3300	79,030	$263,170
New Investors	$3.3300	6,006	$20,000
Total		36,006,147	$1,622,422

Capital Stock

As of June 30,2024, The Company has authorized 100 million shares of common stock with a par value of $0.0001 per share. We issued 36,006,147 shares at par $0.0001 per share. The company estimates the value of these shares at $3.33 with a total valuation of $119,900,470. This revision reflects the correct accounting treatment for the issuance of 36,006,147. 35,520,000 shares as par value for $3,552 and 486,147 shares at $3.33 per share valued at $1,618,870. These transactions were recorded as equity transactions. The founders and employee shares were issued at par, as no cash was received for these shares.

Stock-based Compensation.

The Company records stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period. The Company will recognize forfeitures as they occur. The Company granted 2,520,000 stock options to senior staff with an exercise price of $3.33 per share. The options vest over two years. The fair value of the options was estimated using the Black- Scholes model. The Company granted 79,030 stock options to consultants with an exercise price of $3.33 per share. The options vest over two years. The fair value of the options was estimated using the Black-Scholes model. The value of share-based compensation is $8,391,600 and shares issued for services rendered are $263,170.

Note 3 – Going Concern and Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

Note 3 – Going Concern and Uncertainties (CONTINUATION)

The Company has incurred losses as of June 30, 2024, of $455,427, and the company has not generated any revenue from operations, which, among other factors, introduces risk related to the Company’s ability to start operations or continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon management’s plans to raise additional capital from the issuance of debt or sale or equity, its ability to increase the number of profitable contracts for its flagship products and services, and its ability to generate positive operating cash flow.

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal government regulations and policy decision. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to credit risk and changes to the regulations governing the Company’s industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial performance and the results of its operations.

The Company intends to conduct an offering under Regulation A with a registered funding portal in the latter half of 2024. The Company is also pursuing grant opportunities through various US Government agencies, as well as Government backed loan guarantees, and private debt financing.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 4 – Commitments and Contingencies

From time to time, during the normal course of business, the Company may be subject to various claims or lawsuits from customers, vendors, or competitors. The Company is not currently involved with and has no current knowledge of any pending or threatened litigation against the Company.

Note 5 – Related Party Transactions

There were no related party transactions.

Note 6 – Subsequent Events

The Company has evaluated subsequent events through September 30, 2024, the date these financial statements were available to be issued, there are no subsequent events that have occurred.

AUDITED FINANCIAL STATEMENTS

OF

LION POWER SYSTEMS (NV), INC.

(A NEVADA CORPORATION)

AS OF INCEPTION

DECEMBER 31, 2023

PREPARED BY

BRICKSTONE & ASSOCIATES, LLC

43335 CHOCKBERY COURT SUITE 110

ASHBURN VA 21047

TELEPHONE (202) 445-6440

LION POWER SYSTEMS (NV), INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Management of

Lion Power Systems, Inc

We have audited the financial statements of Lion Power Systems (NV), Inc., (“LPS”) as of inception, which comprise the balance sheet as of December 31, 2023, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended and the related notes to the financial statements.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of LPS as of December 31, 2023, and the results of its operations and its cash flows for the fiscal years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement has been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company has incurred losses from inception and has not yet commenced it principal operations and has indicated that substantial doubt exists about the company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

Basis for our Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of LPS and have fulfilled our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement whether due to fraud or error. In preparing the financial statements, management is responsible for assessing LPS’s ability to continue as a going concern within one year after the date the financial statements are available to be issued.

Auditor’s Responsibility for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users made on the basis of these financial statements. As part of an audit in accordance with GAAS, we exercise professional judgement and maintain professional skepticism through the audit. We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies and material weaknesses in internal control that we identified during our audit.

Emphasis of a Matter - Subsequent Event

As discussed in Note 2 to the financial statements, on August 21, 2024, the Company provided additional information regarding on stockholders equity which may not materially impact its financial operations. Our opinion is not modified with respect to this matter.

Dual-Dated Auditor’s Report

Our opinion is dated March 01, 2024, except for Note 2, as to which the date is August 21, 2024.

March 1, 2024 (except for Note 2, at to which the date is August 21, 2024

Ashburn VA USA

VA 134338

LION POWER SYSTEMS (NV), INC.

BALANCE SHEET

DECEMBER 31, 2023

2023
ASSETS
CURRENT ASSETS
Cash in Bank	$54,499
Loans Due from Others	790,400
Total Current Assets	844,899
FIXED ASSETS
Investments	1,335,700
TOTAL ASSETS	$2,180,599
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Total Current Liabilities	$-
LONG-TERM LIABILITIES
Due to Others	250,000
Long Term Debt	250,337
Total Long-term Liabilities	500,337
TOTAL LIABILITIES	500,337
SHAREHOLDERS EQUITY
Common Stock, $0.0001 par value 100 million shares authorized, 36,001,141 shares issued and outstanding	3,552
Common Stock issued	1,598,870
Additional Paid-In Capital	602,611
Net Income (Loss)	(524,772)
Total Shareholders’ Equity	1,680,261
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,180,599

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.

INCOME STATEMENT

FOR THE PERIOD APRIL 13, 2023 (INCEPTION)

THROUGH DECEMBER 31, 2023

2023
INCOME:
Total Revenue	$-
Less: Cost of Goods Sold	-
Gross Profit	$-

EXPENSES:

Advertising	34,679
Legal and Professional Fees	42,500
Financial Consultant	163,170
Other Business Expenses	5,432
Rent	136,222
Travel Airfare	6,210
Hotels and Accommodation	330
Transportation	973
Parking and Tolls	75
Fuel and Gas	107
Legal expenses	100,000
Charitable Donations	200
Contract Labor	33,000
Meals and Entertainment	1,873
TOTAL OPERATING EXPENSES	$524,772
NET INCOME (LOSS)	$(524,772)

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD APRIL 13, 2023 (INCEPTION)

THROUGH DECEMBER 31, 2023

2023 Shareholders’ Equity

Balance as of Inception April 13, 2023	$-
Common Stock, $0.0001 par value 100 million shares authorized, 36,001,141 shares issued and outstanding	3,552
Common Stock	1,598,870
Additional Paid In Capital	602,611
Net Income (Loss)	(524,772)
Total Shareholders’ Equity	$1,680,261

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.

STATEMENTS OF CASH FLOW

FOR THE PERIOD APRIL 13, 2023 (INCEPTION)

THROUGH DECEMBER 31, 2023

2023
Cash Flows from Operating Activities
Net Income (Loss)	$(524,772)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
Depreciation & Asset Amortization	-
(Increase) decrease in accounts receivable	-
(Increase) decrease Loans from others	(790,400)
Increase (decrease) in accounts payable	-
Net Cash Provided (Used) by Operating Activities	(1,315,172)
Cashflow from Investing Activities
Net Investment Account	-
Purchase of Property and Equipment	-
Net Cash Provided (Used) by Investing Activities	-
Cashflow from Financing Activities
Long Term Debt	500,377
Proceeds from equity investment	869,293
Net Cash Provided (Used) by Financing Activities	1,369,670
NET INCREASE (DECREASE) IN CASH	54,498
CASH, BEGINNING OF YEAR	-
CASH, END OF YEAR	$54,498
Supplemental disclosures of cash flow information:
Cash paid during the year for: Interest expense	$-

See independent auditor’s report and notes to financial statements.

LION POWER SYSTEMS (NV), INC.

NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies

A summary of the Company’s significant accounting policies was consistently applied in the preparation of the accompanying financial statement.

Nature of Business

Lion Power Systems (NV), Inc. is an American alternative energy company founded and incorporated in Nevada on April, 13, 2023 to bring to market products based on Lithium-ion battery technology.

In July of 2023, the Company entered into an arrangement with Jiangsu Highstar Battery Manufacturing Co., Ltd. (Highstar), a major manufacturer of Ni-MH batteries, Ni-CD batteries, Lithium-polymer and Li-ion batteries, as well as battery cells, parts, related materials. Under an exclusive License Agreement, Lion owns the exclusive right to sell, distribute and manufacture battery packs based on Highstar’s proprietary technologies in North America, Mexico and the Caribbean islands. Highstar has spent tens of millions of dollars and decades to develop this technology.

As its inaugural product, based on breakthrough lithium materials chemistry and ground-breaking system design, LPS now offers game-changing energy storage solutions that deliver a combination of high power, excellent safety and long life with a range of applications, including:

●	Solar power solutions

●	Microgrids

●	Home energy storage

●	Golfcarts

●	RVs

●	Marine

●	Industrial batteries

Additionally, LPS has the capability and the flexibility to tailor any battery configuration to address the customer’s unique needs. LPS offers innovative and customized energy storage solutions that pave the way for a greener and more efficient future, and which help to reduce the human impact on the environment.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States (‘GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The company’s fiscal year-end is December 31.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

During the year ended December 31, 2023, the Company adopted Accounting Standards Update (ASU) 2014- 01, “Revenue from Contracts with Customers” which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers (ASC Topic 606) and supersedes most current revenue recognition guidance (ASC Topic 605). ASC Topic 606 outlines the following five- step process for revenue recognition:

●	Identification of the contract with a customer.

●	Identification of the performance obligations in the contract.

●	Determination of the transaction price.

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies the performance obligations.

The Company primarily records revenue from its long-term construction projects and service contracts over time as various performance obligations are fulfilled. As of the date of these financial statements, the Company has generated or recognized $0.00 in revenue, and has not executed any revenue producing contracts.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. On December 31, 2023, the Company had no items, other than bank deposits, that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts that may, at times, exceed federal insured limits.

Due from Others

As of December 31, 2023, the Company had an outstanding note in the amount $790,400 from Keplar Global Partners due on September 15, 2024. The Company does not believe any allowance for uncollectible is currently unnecessary.

Inventory

Inventory is stated at the lower of cost or net realizable value and is accounted for using the first-in-first- out method (“FIFO”). The Company analyzes inventory per any potential obsolescence, and records impairment and obsolescence reserve against inventory as deemed necessary. During the period ended December 31, 2023, the Company had no on-hand inventory, thus determined that no such impairment charges were necessary.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the period ended December 31, 2023, the Company recognized $34,679 in advertising costs.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Research and Development Costs

Research and development costs, including salaries, research material, and administrative costs are expensed as incurred. Development costs for the year ended December 31, 2023, were $33,000.

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred.

Income Tax Uncertainties

The Company follows FASB guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-then-not threshold would be recorded as a tax expense and liability in the current year. Management evaluated the Company’s tax position and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Equipment and Vehicles

Construction Equipment and Vehicles is recorded at cost. The cost of equipment and vehicles is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the Modified Accelerated Cost Recovery System (MACRS) for financial as well as for income tax basis. Office equipment has an estimated useful life of approximately five (5) years vehicles have an estimated useful life of approximately five (5) years and furniture and fixtures have estimated useful life of approximately seven (7) years.

Maintenance and repairs are charged to operations when incurred. Betterment and renewals are capitalized. When property, plant and equipment is sold or otherwise disposed of, the assets account and related account are relieved, and any gain or loss is included in operations.

Credit Risk and Concentrations

Financial Instruments with potentially subject the Company to credit risk consist primarily of cash and accounts receivable. The company extends credit to customers after an evaluation of credit worthiness; however, the Company does not require collateral or other security from its customers. The Company maintains its cash in an FDIC financial institution.

Note 1 – Summary of Significant Accounting Policies (CONTINUATION)

Deferred Taxes

Deferred Taxes is provided on the deferral method in respect of timing differences between profits as computed for taxation purposes and profits as stated in the financial statements, to the extent that the liability is expected to be payable in the foreseeable future. Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. In lieu of corporation income taxes, the shareholders of an “S” corporation are taxed on their proportionate share of the company’s taxable income. Therefore, no provision of liability for federal and state income taxes has been included in these financial statements. Accordingly, there are no deferred taxes as well.

Operating Rent

The Company is currently renting the premises where it This lease is a triple net lease where the company is responsible for real estate taxes and insurance. The annual rental on the lease is $493,388.56. There is no escalation clause in the lease. Minimum future rental payments under non-cancelable operating leases for the next five years

Notes Payable and Due to Founders

Schedule of current and long-term loans payables. These loans have the option of being converted into equity of Lion Power Systems (NV), Inc. Total notes payable and due to founders as of December 31, 2023, are $250,000 and $250,337 respectively.

Recent Accounting Pronouncements

The Financial Accounting Standards Board periodically issues updated guidance or new accounting standards updates (ASUs) that impact financial reporting requirements. Other than various technical corrections issued recently, the Company is not aware of any recently issued accounting pronouncements that are expected to have a significant and material impact on the Company’s financial statements.

Note 2 – Shareholders’ Equity

To maintain transparency and accuracy in financial reporting, including disclosing any significant non-monetary contributions that will impact on the company's value. The company authorized 100 million common shares at $0.0001 par value and issued 36,001,141 shares at par for $3,552, common shares issued for stock for services $1,598,870 with additional paid in capital of $602,611. Lion Power Systems NV, Inc.’s management has issued shares to its founders and key management staff.

Note 2 – Shareholders’ Equity (CONTINUATION)

Listed below is the schedule of the shares that have been allocated.

Share Allocation Table
Description	Value	Total Shares	Total

Founders	$0.0001	33,000,000	$3,300
Employees	$0.0001	2,520,000	$252
Consultants	$3.3300	79,030	$263,170
Investments	$3.3300	401,111	$1,335,700
Total		36,000,141	$1,602,422

Capital Stock

As of December 31, 2023, The Company has authorized 100 million shares of common stock with a par value of $0.0001 per share. We issued 36,000,141 shares at par $0.0001 per share. The company estimates the value of these shares at $3.33 with a total valuation of $119,880,470. This revision reflects the correct accounting treatment for the issuance of 36,001,141. 35,520,000 shares as par value for $3,552 and 480,141 shares at $3.33 per share valued at $1,598,870. These transactions were recorded as equity transactions. The founders and employee shares were issued at par, as no cash was received for these shares.

Stock-based Compensation.

The Company records stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued and are recognized over the employees required service period, which is generally the vesting period. The Company will recognize forfeitures as they occur. The Company granted 2,520,000 stock options to senior staff with an exercise price of $3.33 per share. The options vest over two years. The fair value of the options was estimated using the Black-Scholes model. The Company granted 79,030 stock options to consultants with an exercise price of $3.33 per share. The options vest over two years. The fair value of the options was estimated using the Black-Scholes model. The value of share-based compensation is $8,391,600 and shares issued for services rendered are $263,170.

Note 3 – Going Concern and Uncertainties

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

Note 3 – Going Concern and Uncertainties (CONTINUATION)

The Company has incurred losses during the period of approximately $261,601 in FY 2023, and the company has not generated any revenue from operations, which, among other factors, introduces risk related to the Company’s ability to start operations or continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon management’s plans to raise additional capital from the issuance of debt or sale or equity, its ability to increase the number of profitable contracts for its flagship products and services, and its ability to generate positive operating cash flow.

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. along with local, state, and federal government regulations and policy decision. A host of factors beyond the Company’s control could cause fluctuations in these conditions, including but not limited to credit risk and changes to the regulations governing the Company’s industry. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial performance and the results of its operations.

The Company intends to conduct an offering under Regulation A with a registered funding portal in the latter half of 2024. The Company is also pursuing grant opportunities through various US Government agencies, as well as Government backed loan guarantees, and private debt financing.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 4 – Commitments and Contingencies

From time to time, during the normal course of business, the Company may be subject to various claims or lawsuits from customers, vendors, or competitors. The Company is not currently involved with and has no current knowledge of any pending or threatened litigation against the Company.

Note 5 – Related Party Transactions

There were no related party transactions.

Note 6 – Subsequent Events

The Company has evaluated subsequent events through August 21, 2024, the date these financial statements were available to be issued, there are no subsequent events that have occurred.

Items 15/16

Index to Exhibits/Description of Exhibits

Exhibit Number	Description
1.1*	Broker-Dealer Agreement with DealMaker Securities LLC
2.1*	Articles of Incorporation
2.2*	Certificate of Amendment
2.3*	Certificate of Designation of Series A Preferred Stock
2.4*	Bylaws
3.1*	Form of Unsecured Convertible Promissory Notes
3.2*	Form of Promissory Notes
3.3*	Promissory Note with James S. Coleman
3.4*	Promissory Note with Richard S. Marten
3.5*	Amended and Restated Promissory Note with James S. Coleman
3.6*	Amended and Restated Promissory Note with Richard S. Marten
4.1*	Subscription Agreement
6.1*	Supply, Development and Leasing Agreement with Jiangsu Highstar Battery Manufacturing Co., Ltd.
6.2*	Consulting Agreement with Highstar Battery Manufacturing Co., Ltd.
6.3+*	Leasing Equipment Agreement with Highstar Battery Manufacturing Co., Ltd.
6.4*	Deed of Lease between the Company, S.L. Nusbaum Realty Co., and Mid-Atlantic Commercial Real Estate dated October 31, 2023
6.5+*	Addendum to Supply, Development and Leasing Agreement with Highstar Battery Manufacturing Co., Ltd. Dated May 1, 2024
11.1	Consent of Brickstone & Associates, LLP
12.1	Legal Opinion of Sichenzia Ross Ference Carmel LLP

*	Previously filed.

+	Confidential treatment has been requested for portions of this exhibit pursuant to 17 C.F.R. § 200.83 and the Freedom of Information Act, 5 U.S.C. § 552, and portions of this exhibit have been redacted.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on October 8, 2024.

LION POWER SYSTEMS (NV), INC.

By:	/s/ James S. Coleman
Name:	James S. Coleman
Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following person in the capacities and on the date indicated.

/s/ James S. Coleman
Name:	James S. Coleman
Title:	Chief Executive Officer, President, and Director (Chairman)
Date:	October 8, 2024

/s/ Peter Lau
Name:	Peter Lau
Title:	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)
Date:	October 8, 2024

/s/ Richard S. Marten
Name:	Richard S. Marten
Title:	Director
Date:	October 8, 2024

/s/ Joshua M. Levy
Name:	Dr. Joshua M. Levy
Title:	Director
Date:	October 8, 2024

/s/ James A. Coleman
Name:	James A. Coleman
Title:	Secretary, Treasurer, and Director
Date:	October 8, 2024